EXHIBIT 99.2

ASSET PURCHASE AGREEMENT

by and among

RCN Telecom Services, Inc.,

as Seller,

RCN Corporation,

as Parent of Seller,

and

Astound Broadband, LLC,

as Purchaser

Dated as of August 17, 2006

i

EXHIBITS

Exhibit A -	Assignment and Assumption Agreement
Exhibit B -	Bill of Sale
Exhibit C -	Bill of Sale and Assignment Agreement
Exhibit D -	Purchase Price Escrow Agreement
Exhibit E -	Transition Services Term Sheet
Exhibit F -	Indemnification Escrow Agreement
Exhibit G -	Lease Assignment and Assumption Agreement
Exhibit H -	Assignment of LLC Interests
Exhibit I -	Option to Purchase LA Business

THIS ASSET PURCHASE AGREEMENT (as may be amended or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is made as of the 17th day of August, 2006, by and among RCN TELECOM SERVICES, INC., a Pennsylvania corporation (“Seller”), RCN CORPORATION, a Delaware corporation (“Seller Parent”), and ASTOUND BROADBAND, LLC, a Washington limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller is engaged in the business of providing cable video services, high speed data services and local and long-distance telephone services in the Territories (capitalized terms not ascribed a meaning immediately prior to their use shall have the meanings set forth in Section 1.1 hereof);

WHEREAS, Purchaser has agreed to acquire from Seller, and Seller has agreed to sell to Purchaser, the Conveyed Assets on the terms and subject to the conditions set forth herein;

WHEREAS, Seller Parent has agreed to be jointly and severally liable with Seller with respect to the performance of Seller’s obligations hereunder; and

WHEREAS, Purchaser has agreed to assume the Assumed Liabilities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean all accounts receivable of Seller, determined in accordance with GAAP, consistently applied, which are outstanding as of the Closing Date that represent amounts owed to Seller (i) by current or former subscribers to any of the services provided by the Business, including, but not limited to, individual subscribers and obligors on bulk service accounts, (ii) with respect to advertising sales (national and local) related to the System and (iii) with respect to any trade accounts, notes receivable or other activities related to the System.

“Active Customer” shall mean any Person, commercial establishment or multi-unit dwelling that at the time of determination is paying for and receiving cable video services, digital multi-channel video programming, high speed data services and Voice Services from the System and whose account is fewer than 61 days past due (except for past due amounts of $20 or less, provided such account is otherwise current), with the past due determination of the number of days an account is past due counted from the original due date stated on the applicable billing to which such payment relates provided, however, Active Customers shall not include any Person, commercial establishment or multi-unit dwelling that, as of the date of determination: (i) has not paid in full the Business’s regular monthly subscription rate for the cable video services, digital multi-channel video programming, high speed data services and Voice Services received (excluding installation or other non-recurring charges) without discount (other than discounts offered pursuant to selling or marketing campaigns or promotional activities engaged in by the Business in the ordinary course of business consistent with past practices) for at least one month; (ii) has not paid in full all deposits, installation fees or other nonrecurring charges related to the cable video services, digital multi-channel video programming, high speed data services and Voice Services received (other than such amounts that have been discounted or waived pursuant to selling or marketing campaigns or promotional activities engaged in by the Business in the ordinary course of business consistent with past practices); (iii) has had its account (or any part thereof) compromised or written off for reasons such as service interruptions and waiver of late charges other than in the ordinary course of business consistent with past practices and not for the purpose of making such Person, commercial establishment or multi-unit dwelling qualify as an Active Customer; or (iv) is pending disconnection for any reason.

“Adjustment Certificate” shall have the meaning ascribed to it in Section 2.3(c).

“Affiliate” of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Allocation Arbiter” shall have the meaning ascribed to it in Section 2.5.

“Alternative Transaction” shall have the meaning ascribed to it in Section 5.13.

“Asset Drop Down” shall have the meaning ascribed to it in Section 2.9 of this Agreement.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement in substantially the form of Exhibit A hereto.

“Assignment of LLC Interests” shall mean the Assignment of LLC Interests in substantially the form of Exhibit H hereto.

“Assumed Contracts” shall mean all (i) the Right of Entry Agreements listed on Section 3.19(b) of the Seller Disclosure Schedule, (ii) subscription Contracts with subscribers to any of the services provided by the Business, (iii) the Real Property Leases listed on Section 3.9(a)(ii) of the Seller Disclosure Schedule, (iv) the Material Contracts listed on Section 3.8(a) of the Seller Disclosure Schedule, (v) the Fiber/Conduit Contracts listed on Section 2.1(a)(xvii) of the Seller Disclosure Schedule, (vi) the other Contracts set forth on Section 3.8(a) of the Seller Disclosure Schedule, and (vii) in the case of those Contracts referred to in clauses (i) through (v) above, comparable Contracts entered into by Seller from the date hereof to the Closing Date in accordance with the terms of this Agreement, in each case covering the period after the Closing Date, provided that true, correct and complete copies of such Contracts, and any amendments thereto are promptly delivered to Purchaser; provided, that Assumed Contracts shall not be deemed to include any Excluded Contracts or any liabilities or obligations attributable to any failure by Seller, the Business or the System to comply with the terms thereof prior to the Closing Date.

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.2(a).

“Basic/Expanded Basic Service Package” shall mean the package of cable television programming services that includes Basic Video Service and Expanded Basic Service and that is sold to the greatest number of the System’s video service subscribers for a fixed monthly fee.

“Basic Video Service” shall mean the level of video programming services that includes all retransmitted off-air broadcast signals and those signals identified on Section 1.1(e) on the Seller Disclosure Schedule.

“Bill of Sale” shall mean the Bill of Sale in substantially the form of Exhibit B hereto.

“Bill of Sale and Assignment Agreement” shall mean the Bill of Sale and Assignment Agreement substantially in the form of Exhibit C hereto.

“Books and Records” shall mean all files, documents, instruments, papers, books ledgers, reports, plans, manuals, maps and engineering data, test results, and other materials (in any form or medium) and records of Seller used exclusively in the conduct of the Business (excluding any personnel records of Employees (other than Transferred Employees) that Seller is prohibited from disclosing under applicable Law or confidentiality agreements with such Employees), including, Tax Returns and related documentation, all reports filed with respect to the System by or on behalf of Seller or any of its Affiliates with the FCC, statements of account filed with respect to the System by or on behalf of Seller or any of its Affiliates with the U.S. Copyright Office, customer lists and account records, computer files, operating data and plans and system design prints with respect to the System.

“Business” shall mean the businesses of (i) providing cable video services, digital multi-channel video programming, high speed data services, Dial-Up Networks and Voice Services by means of the System, within the Territories, and (ii) owning, maintaining and having the right to use the Fiber/Conduit Networks.

“Business Day” shall mean any day on which banks are not required or authorized to close in New York, New York.

“Carson Headend Facility” shall mean the real property located at 1059 Bedmar Street, Carson, California, including all structures, improvements and fixtures appurtenant thereto.

“Claim” shall have the meaning ascribed to it in Section 8.3(a).

“Claim Notice” shall have the meaning ascribed to it in Section 8.3(a).

“Closing” shall have the meaning ascribed to it in Section 2.6(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.6(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Subscribers” shall mean Active Customers who are non-residential customers of the Business who purchase services other than the services purchased by the Equivalent High-Speed Subscribers, the Equivalent Video Subscribers, and the Voice Subscribers, including customers who purchase dark fiber, private line services, collocation, gig-E circuits, Ethernet, and other similar services; provided, however, that for purposes of this definition, the number of days and amounts past due in the definition of an Active Customer shall be modified to mean an account that is fewer than 91 days past due and whose past due amounts is $1,000 or less, provided that such amount is otherwise current.

“Commercial Subscriber Adjustment” shall mean if the Commercial Subscriber MRR is greater than 120% of the Target Commercial Subscriber MRR or less than 80% of the Target Commercial Subscriber MRR, the product of (i) the Target Commercial Subscriber MRR minus the Commercial Subscriber MRR, multiplied by (ii) 27.66.

“Commercial Subscriber MRR” shall mean the monthly recurring revenue of Commercial Subscribers as of the close of business on the day immediately preceding the Closing Date.

“Communications Act” shall mean the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 and the rules, regulations, policies and published decisions of the FCC thereunder, or any successor statutes rules or regulations, as from time to time in effect.

“Communications Regulatory Authority” shall mean the FCC, the PUC and any other Governmental Entity that has jurisdiction to regulate the provision of cable video services, digital multi-channel video programming, high speed data services and Voice Services, the conduct of the System or the Business or to issue or regulate Franchises.

“Confidentiality Agreement” shall have the meaning ascribed to it in Section 5.2(b).

“Consents” shall mean all of the consents, permits, approvals or waivers required to be obtained from Governmental Entities or other Persons in connection with the transactions contemplated by this Agreement, including FCC Consents, LFA Consents, Material Contract Consents and PUC Consents.

“Contract” shall mean any agreement, arrangement, understanding, lease or instrument or other contractual or similar arrangement.

“Contribution Time” shall have the meaning ascribed to it in Section 2.9 of this Agreement.

“Control” (including the terms “controlled by” and “under common control with”) shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

“Conveyed Assets” shall have the meaning ascribed to it in Section 2.1(a).

“Copyright Act” shall mean the Copyright Act of 1976, as amended, including all provisions of Title 17 of the United States Code and the rules and regulations thereunder, in each case as from time to time in effect.

“CPA Firm” shall have the meaning ascribed to it in Section 2.4(a).

“Current Accounts Receivable” shall mean 100% of the face amount of all Accounts Receivable included in the Conveyed Assets that are 30 days or less past due as of the Closing Date, 80% of the face amount of all Accounts Receivable included in the Conveyed Assets that are between 31 and 60 days past due as of the Closing Date, 40% of the face amount of all Accounts Receivable included in the Conveyed Assets that are between 61 and 90 days past due as of the Closing Date and 0% of the face amount of all Accounts Receivable included in the Conveyed Assets that are more than 91 days past due as of the Closing Date (with the past due determination of the number of days an account is past due counted from the original due date stated on the applicable billing to which such payment relates).

“Customer Deposits” shall mean deposits for equipment located on the premises of subscribers to the Business or for the provision of services by the Business to subscribers.

“Designated Employee” shall have the meaning ascribed to it in Section 5.9(a).

“Dial-Up Network” shall mean the network and related assets used by Seller to provide dial-up Internet services.

“Disputed Portion” shall have the meaning ascribed to it in Section 2.4(a).

“Employees” shall have the meaning ascribed to it in Section 3.13(a).

“Environmental Laws” shall mean all federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination, or the protection of employee health or safety, each as amended from time to time.

“Equipment” shall mean all fixtures, furniture, furnishings, vehicles, tools, spare parts, computers, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, strand, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including converters, encoders, cable modems, subscriber equipment transformers behind television sets and fittings), headend and hub site hardware (including origination, earth stations, transmission and distribution system), test equipment, office equipment, vehicles and other tangible personal property owned, leased, used or held either within the Territories to conduct the Business, or outside the Territories exclusively to conduct the Business, including those items included on Section 2.1(a)(vii) of the Seller Disclosure Schedule; provided, that, Equipment shall not include any equipment used by Seller (whether within or outside of the Territories) (i) in connection with the billing of customers of the Business, (ii) call center equipment used in connection with the provision of customer care service to customers of the Business, all of which is permanently located outside the Territories, (iii) long-haul network facilities and equipment connecting the physical points of presence of the Business to Seller’s residual Internet backbone and long-haul telecommunications network; or (iv) in connection with the provision of legal, accounting, human resources, financial, administrative or other corporate services to the Business (other than equipment listed on Section 2.1(a)(vii) of the Seller Disclosure Schedule), none of which is located on any parcel of or in any Real Property. The items described in the foregoing clauses (i) through (iv) shall be deemed to be “Excluded Assets” for purposes of this Agreement.

“Equivalent Video Subscribers” shall mean, with respect to the System, the number of customers (regardless of whether such customers are in single family homes or units in apartment houses and other multi-unit buildings) that are Active Customers of the System (exclusive of “second connects” or “additional outlets,” as such terms are commonly understood in the cable television industry, or any other account duplication) subscribing to the System’s Basic/Expanded Basic Service Package.

“Equivalent High Speed Subscribers” shall mean as of any date of determination, the number of customers (regardless of whether such accounts are in single family homes or in individually billed units in apartment houses and other multi-unit buildings) that are Active Customers of the System (exclusive of “second connects” or “additional outlets,” as such terms are commonly understood in the cable television industry, or any other account duplication) subscribing to the System’s High Speed Service.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than Seller that together with Seller is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall have the meaning ascribed to it in Section 2.3(a).

“Excluded Assets” shall have the meaning ascribed to it in Section 2.1(b).

“Excluded Contracts” shall mean the following Contracts, a true, correct and complete list of which is set forth on Section 1.1(b) of the Seller Disclosure Schedule: (i) Contracts between Seller and any Person who provides programming in connection with the conduct of the Business, other than any programming or retransmission consent agreements that Purchaser elects to assume pursuant to Section 2.1(a)(xviii) of the Seller Disclosure Schedule, (ii) Contracts between Seller and any Person pursuant to which such Person provides customer services to customers of the Business, services relating to the billing of customers of the Business or accounting, legal, accounting, human resources, financial, administrative or other corporate services with respect to the Business, (iii) Contracts between Seller and any Person who supplies materials, goods or equipment used in the conduct of the Business or provides marketing or other similar services to the Business, except for such Contracts that relate exclusively to the conduct of the Business, (iv) Contracts that are certification documents issued by a Governmental Entity exclusively relating to Seller’s authorization to operate in the telephone business and (v) Contracts relating to the Business that are not Assumed Contracts.

“Excluded Liabilities” shall have the meaning ascribed to it in Section 2.2(b).

“Expanded Basic Service” shall mean the tier of cable television service offered by the System separately from Basic Video Service and for a charge in addition to that charged for Basic Video Service, and that can be purchased only by subscribers that also receive Basic Video Service, but not including any á la carte programming, digital tiers or any programming offered on a per channel or per program basis.

“Extraordinary Capital Expenditures” shall mean capital expenditures for System expansion or new business-related expenditures that, in each case, are approved in advance and in writing by Purchaser, incurred by Seller between the date of this Agreement and the Closing Date; provided, that, “Extraordinary Capital Expenditures” shall not include Ordinary Capital Expenditures.

“Extraordinary Capital Expenditure Amount” shall have the meaning ascribed to it in Section 2.3(c).

“FAA” shall mean the Federal Aviation Administration and any successor governmental agency performing functions similar to those performed by the Federal Aviation Administration on the date hereof.

“FCC” shall mean the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC Consents” shall mean any required approvals from the FCC for the provision of interstate and international telecommunications services by Purchaser using the Conveyed Assets or, to the extent required, for the transfer of the Conveyed Assets by Seller to Purchaser.

“FCC Section 214 Authorizations” shall mean the Licenses required by the FCC to provide interstate and international telecommunications services in the Territories using the Conveyed Assets.

“Fiber/Conduit Contracts” shall have the meaning ascribed to it in Section 3.23(a).

“Fiber/Conduit Networks” shall mean the fiber and conduit networks and assets comprising the Portland Fiber/Conduit Network and the Seattle Fiber/Conduit Network, as described on Section 2.1(a)(xvii) of the Seller Disclosure Schedule and the maps which were provided to Seller upon its acquisition of each such Fiber/Conduit Network and included on Section 2.1(a)(xvii) of the Seller Disclosure Schedule, subject to Section 5.20.

“Financial Information” shall have the meaning ascribed to it in Section 3.5.

“For Cause” shall mean (i) misconduct that is injurious to Purchaser or its Affiliates; (ii) willful or deliberate violation by the Transferred Employee to follow the orders or directions of the Transferred Employee’s supervisor or the person to whom the Transferred Employee reports; (iii) the Transferred Employee’s consistent negligent performance or willful failure to perform duties of employment (other than any such failure resulting from incapacity due to physical or mental illness); (iv) the conviction by a court of law of, or plea of nolo contendere by, the Transferred Employee of a felony or any criminal offense, (v) an action taken by a regulatory body or a self-regulatory organization against the Transferred Employee that substantially prohibits or suspends the Transferred Employee from performing or substantially impairs the performance of the Transferred Employee’s duties of employment; (vi) the Transferred Employee’s commission of an act that constitutes fraud, theft, embezzlement, misuse, misappropriation or dishonesty against Purchaser or its Affiliates, including any unauthorized use or disclosure of confidential information or trade secrets of Purchaser or its Affiliates; (vii) any material misconduct, gross negligence, unlawful activity in the performance of the Transferred Employee’s employment, or (viii) any violation of any Law which materially prevents the Transferred Employee from fulfilling the duties of employment.

“Franchise” shall mean each franchise or other license or agreement granted by a Local Franchising Authority authorizing the construction, upgrade, maintenance and operation of any part of the System.

“GAAP” shall mean United States generally accepted accounting principles.

“Good Reason” shall mean (i) a material adverse change in the Transferred Employee’s salary or responsibilities; or (ii) the location at which the Transferred Employee is primarily to perform his or her duties being changed to a location more than 50 miles from the place the Transferred Employee primarily performed his or her duties prior to the Closing.

“Governmental Entity” shall mean (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), or (iii) any agency, authority, institution, instrumentality or regulatory body of any of the foregoing, including any court, tribunal, department, bureau, commission or board, and including any Communications Regulatory Authority.

“Hazardous Materials” shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“High Speed Service” shall mean the delivery of broadband Internet access services by way of cable modem over the System’s hybrid fiber coaxial cable plant.

“High Speed Subscriber Adjustment” shall mean the product of (i) the High Speed Subscriber Value and (ii) (a) if the High Speed Subscriber Number is greater than 101% or less than 99% of the Target High Speed Subscriber Number, the Target High Speed Subscriber Number minus the High Speed Subscriber Number, and (b) in all other cases, zero.

“High Speed Subscriber Number” shall have the meaning ascribed to it in Section 2.3(c).

“High Speed Subscriber Value” shall mean $923.91.

“Historical Financial Information” shall have the meaning ascribed to it in Section 3.5.

“Homes Passed” shall mean (i) residential dwelling units, hotels and other commercial locations, and (ii) multiple dwelling buildings or complexes to which Seller has the right (by Contract, Licenses or otherwise) to provide service, in each case, at a location no greater than 200 feet from the applicable System’s closest existing distribution cable, and any such dwellings, hotels, buildings or commercial locations which are at a location greater than 200 feet from the applicable System’s closest existing distribution cable but which are premises of Seller’s subscribers; provided, however, that unoccupied residential lots shall not be included in Homes Passed. In calculating “Homes Passed,” each commercial location, including hotels and motels, shall count as one Home Passed, and each unit in a multiple dwelling building or complex shall count as one Home Passed.

“Indemnification Escrow Agreement” shall mean the Indemnification Escrow Agreement substantially in the form attached as Exhibit F hereto.

“Indemnification Escrow Amount” shall have the meaning ascribed to it in Section 2.3(b).

“Indemnification Escrow Fund” shall have the meaning ascribed to it in Section 8.5(c).

“Indemnified Party” shall have the meaning ascribed to it in Section 8.3(a).

“Indemnifying Party” shall have the meaning ascribed to it in Section 8.3(a).

“Intellectual Property” shall mean trademarks, service marks, trade names, Internet domain names and Internet web sites, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing); Software; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies, data bases, system architectures and related technical documentation, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, and customer and supplier lists and information; rights in electronic mail addresses and in telephone, facsimile or similar numbers; all other proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” shall mean all of the parts, equipment and materials inventories maintained by Seller as of the Closing Date located either within the Territories and used or maintained for use in connection with the Business or outside the Territories and used or maintained for use exclusively in connection with the Business.

“IRS” shall mean the Internal Revenue Service.

“IRU Agreement” means an indefeasible right of use agreement.

“Knowledge” of any Person that is not an individual means, with respect to any specific matter, the actual knowledge, after due inquiry. With respect to Seller, “Knowledge” means the Knowledge of any of the Persons listed on Section 1.1(a) of the Seller Disclosure Schedule. With respect to Purchaser, “Knowledge” means the Knowledge of any of Steven B. Weed, James A. Penney, Wayne Schattenkerk or Dave Dein.

“LA Business” shall mean the businesses of providing cable video services, digital multi-channel video programming, high speed data services, Dial-Up Networks and Voice Services by means of the LA System, within the LA Territories.

“LA System” shall mean the cable video services, digital multi-channel video programming, high speed data services and Voice Services distribution system operating in the LA Territories pursuant to the Licenses with respect to the LA Business and which consists of, among other things, one headend, subscriber drops and associated electronic and other equipment, and which is operated as an independent system without interconnections to other systems.

“LA Territories” shall mean the geographic areas authorized under any Licenses with respect to the LA Business, including the communities of the city of Carson, CA, the city of Gardena, CA and the nearby areas of Los Angeles County, CA.

“Launch Fees” shall mean any advance or lump sum payments received by Seller or its Affiliates, the System or the Business in connection with any programming agreement used in the operation of the System.

“Law” shall mean any foreign or domestic federal, state, municipal or local law, statute, code, ordinance, regulation, order, judgment, writ, injunction or decree enacted, issued, promulgated, enforced or ordered by any Governmental Entity, including final, non-appealable judicial decisions applying common law or interpreting any Law.

“Lease Assignment and Assumption Agreement” shall mean the Lease Assignment and Assumption Agreement substantially in the form of Exhibit G hereto.

”Leased Real Property” shall have the meaning ascribed to it in Section 3.9(a).

“LFA” or “Local Franchising Authority” shall mean any Governmental Entity that has issued Franchises relating to the operation of the System.

“LFA Consent” shall mean with respect to each Local Franchising Authority within the Territories any consent to the transfer of applicable Licenses to Purchaser or any other consent that is required in connection with the consummation of the transactions contemplated by this Agreement by applicable Law. Section 1.1(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all LFA Consents.

“Licenses” shall mean all franchises, ordinances, approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, qualifications, variances or other forms of permission, consent or authority issued by a Governmental Entity and required for use or used to conduct the Business, and any pending applications for any of the foregoing filed with a Governmental Entity, and for avoidance of doubt shall include Franchises, the FCC Section 214 Authorizations (and all other FCC Licenses) and the PUC Certificate.

“Lien” shall mean any lien, security interest, security agreement, pledge, charge, mortgage, encumbrance, hypothecation, claim, limitation, option, assessment, adverse interest, consignment or bailment for security purposes, restriction, or any other exception or encumbrance of any nature, whether accrued or unaccrued, or absolute or contingent.

“LLC” shall have the meaning ascribed to it in Section 2.9 of this Agreement.

“LLC Interests” shall have the meaning ascribed to it in Section 2.9 of this Agreement.

“Losses” shall have the meaning ascribed to it in Section 8.2(a).

“Material Adverse Effect” shall mean any change, event, circumstance or occurrence that is materially adverse to the assets, condition (financial or otherwise), or results of operations of the Business, other than any change, event, circumstance or occurrence (i) relating to any general national, international or regional economic or financial conditions, (ii) affecting similarly situated providers of multi-channel video programming distribution or high speed data generally, (iii) to the extent due to, resulting from or otherwise attributable to the public announcement of the transactions contemplated by this Agreement or the identity of Purchaser, the pendency of this Agreement or the transactions contemplated hereby, (iv) solely due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Purchaser, or (v) to the extent relating exclusively to the Excluded Liabilities or Excluded Assets.

“Material Contract Consents” shall have the meaning ascribed to it in Section 6.2(e).

“Material Contracts” shall have the meaning ascribed to it in Section 3.8(a).

“Network Assets” shall have the meaning ascribed to it in Section 2.9 of this Agreement.

“Nonassignable Assets” shall have the meaning ascribed to it in Section 2.7.

“Ordinary Capital Expenditures” shall mean (i) capital expenditures for customer installations in homes currently passed by the System’s distribution facilities, (ii) performing routine System maintenance in the ordinary course of business consistent with Seller’s past practices, including maintenance of equipment and cable, (iii) all equipment for the deployment and provisioning of cable modems, set-top converter boxes and other customer premises equipment, (iv) compliance with Contract or License obligations or requirements of Law, (v) purchases to maintain Inventory at levels required to operate the System in the ordinary course of business consistent with Seller’s past practices, or (vi) the placement of conduit in open trenches with respect to extensions of existing developments or new developments, in each of such cases involving 10 or fewer homes.

“Owned Real Property” shall mean those parcels of real property set forth in Section 3.9(a) of the Seller Disclosure Schedule.

“Permitted Liens” shall mean the following Liens: (i) Liens for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings and an appropriate reserve therefor has been provided on the System’s financial statements; (ii) mechanic’s, warehousemen’s, materialmen’s, contractors’, workmen’s, repairmen’s, carriers’ and other similar Liens arising or incurred in the ordinary course of business and that are not material, individually or in the aggregate, in amount or effect on the Business; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, which are not material, individually or in the aggregate, in amount or effect on the Business; (iv) all matters of record reflecting minor imperfections or irregularities in title, in each case that an accurate survey or inspection of the Real Property would disclose and that are not material, individually or in the aggregate, in amount or effect on the Business or the Real Property to which they apply; (v) all recorded servitudes, permits, licenses, and other rights; conditions, covenants or other restrictions; and recorded easements for streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property, which in the case of each of the foregoing does not and will not materially, individually or in the aggregate, interfere with the operation or use or impair the marketability or market value of any of the affected Real Property; and (vi) Liens identified on Section 3.9(a)(iv) of the Seller Disclosure Schedule.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity.

“Portland Fiber/Conduit Network” means the conduit fiber optic network located in and around Portland, Oregon identified on Section 2.1(a)(xvii) of the Seller Disclosure Schedule.

“Post-Closing Adjustment” shall have the meaning ascribed to it in Section 2.4(b).

“Post-Closing Tax Period” shall have the meaning ascribed to it in Section 5.6(a).

“Post-Signing Financial Information” shall have the meaning ascribed to it in Section 3.5.

“Prepaid Expenses” shall mean all expenses of the Business, other than Prepaid Rent, paid by Seller on or prior to the Closing Date that correspond to a period after the Closing Date. For the elimination of doubt, Prepaid Expenses shall not include: (i) inter-company allocations and other payments of overhead charges between or among Seller and its Affiliates; (ii) prepaid Taxes based in whole or in part on the income of Seller or its Affiliates or the transactions contemplated by this Agreement; (iii) prepaid expenses relating to supplies and Inventory; (iv) prepaid expenses related to insurance, bonds or letters of credit, or (v) prepaid wages, salaries, payroll taxes and expenses, benefits, perquisites and other compensation related expenses, each as determined as of the Closing Date in accordance with GAAP consistently applied.

“Prepaid Rent” shall mean any rent prepaid by Seller on or prior to the Closing Date under any lease or rental agreement which is an Assumed Contract and which corresponds to a period after the Closing Date.

“Pre-Closing Tax Period” shall have the meaning ascribed to it in Section 5.6(a).

“Proration Payment Amount” shall mean an amount equal to: the sum of (x) Prepaid Rent and Prepaid Expenses and (y) Current Accounts Receivable minus the sum of (a) the aggregate amount of deferred cash revenues received by the Business prior to the Closing Date and attributable to services to be provided to subscribers or other obligations to be performed by Purchaser following the Closing Date (including payments for cable television commercials), (b) Customer Deposits, and (c) accounts payable and accrued expenses attributable to goods and services received in the period prior to the Closing Date and, in each case, which are included in Assumed Liabilities, which amounts shall be calculated in accordance with GAAP consistently applied. The Proration Payment Amount shall be calculated in accordance with Section 2.3(b)(iii)(E) of the Seller Disclosure Schedule.

“PUC” shall mean the California Public Utilities Commission.

“PUC Certificate” shall mean any License required by the PUC to provide intrastate telecommunications services in the Territories using the Conveyed Assets.

“PUC Consents” shall mean (i) the approval of the PUC with respect to the transfer from Seller to Purchaser of Seller’s intrastate telecommunications services and facilities in the Territories and the consummation of the transactions contemplated by this Agreement; and (ii) any other consent, approval, authorization or permit of, or filing with or notification to, the PUC required for Purchaser to offer intrastate telecommunications services in the Territories.

“Purchase Price” shall have the meaning ascribed to it in Section 2.3.

“Purchase Price Escrow Agreement” shall mean the Purchase Price Escrow Agreement in substantially the form of Exhibit D hereto.

“Purchase Price Escrow Amount” shall have the meaning ascribed to it in Section 2.3(a).

“Purchase Price Escrow Payment” shall have the meaning ascribed to it in Section 2.3(a).

“Purchaser” shall have the meaning ascribed to it in the preamble.

“Purchaser Indemnified Parties” shall have the meaning ascribed to it in Section 8.2(a).

“Purchaser FCC Section 214 Authorizations” shall mean the Licenses required by the FCC for Purchaser to provide interstate and international telecommunications services in the Territories upon transfer of the Conveyed Assets by Seller to Purchaser.

“Purchaser PUC Certificate” shall mean the Licenses required by the PUC for Purchaser to provide intrastate telecommunications services in the Territories upon transfer of the Conveyed Assets by Seller to Purchaser.

“Rate(s)” shall mean the monthly service charges and published or quoted rates for the services related to the Business, as set forth and described on Section 3.16 of the Seller Disclosure Schedule.

“Real Property” shall mean all of the leasehold estates, buildings, fixtures and other improvements thereon, easements and other real property interests that are owned or used in the Business or operations of the System, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

“Real Property Leases” shall have the meaning ascribed to it in Section 3.9(a).

“Related Instruments” shall mean the Bill of Sale, the Assignment and Assumption Agreement, the Bill of Sale and Assignment Agreement, the Assignment of LLC Interests, the Transition Services Agreement, the Purchase Price Escrow Agreement, the Indemnification Escrow Agreement and the Lease Assignment and Assumption Agreement.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Materials into the environment.

“Representatives” shall have the meaning ascribed to it in Section 5.13(a).

“Required Consents” shall have the meaning ascribed to it in Section 3.3(b).

“Required Inventory” shall mean items of Inventory (i) with respect to items for installation at a customer’s premises or for sale to customers, for a period of 45 days from the Closing Date and (ii) with respect to all other items, consistent with levels maintained by the Seller during the one-year period prior to the Closing.

“Retained Information” shall mean any and all books and records prepared and maintained by Seller in connection with the Business (i) to the extent that such books and records do not relate exclusively to the Business, (ii) relating to litigation existing prior to the Closing Date that is not an Assumed Liability or (iii) relating primarily to Excluded Assets or Excluded Liabilities.

“Right of Entry Agreements” shall mean those right of entry, right of access or bulk service agreements relating to the Business between Seller and owners of multiple dwelling units within the Territories.

“Seattle Fiber/Conduit Network” means the single conduit fiber optic network located in and around Seattle, Washington identified on Section 2.1(a)(xvii) of the Seller Disclosure Schedule.

“Seller” shall have the meaning ascribed to it in the preamble.

“Seller Benefit Plan” shall have the meaning ascribed to it in Section 3.13(b).

“Seller Disclosure Schedule” shall mean the disclosure schedule delivered by Seller to Purchaser in connection with the execution of this Agreement.

“Seller Indemnified Parties” shall have the meaning ascribed to it in Section 8.2(b).

“Seller Parent” shall have the meaning ascribed to it in the preamble hereto.

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Internet site.

“Subscriber” shall mean each subscriber to services provided by the System.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Competing Proposal” shall mean a bona fide written proposal for an Alternative Transaction made by a third party on or prior to the date that is 45 days after the date hereof, including a form of definitive agreement theretofore that the third party is prepared to execute and deliver which Seller and Seller Parent shall have reasonably determined to be more favorable to Seller than the transactions contemplated by this Agreement after taking into account any conditions to and risks of consummation and the ability of the party making such proposal to obtain financing for such Alternative Transaction, provided that an Alternative Transaction shall not be deemed to be a Superior Competing Proposal if it (i) is subject to a financing condition, other than a condition coupled with a commitment letter or commitment letters from a financial institution or financial institutions of recognized standing which themselves contain only customary conditions and are not subject to internal approvals; and (ii) does not include a purchase price that is 5% or more greater than the Purchase Price.

“Survival Period” shall have the meaning ascribed to it in Section 8.1.

“System” shall mean the cable video services, digital multi-channel video programming, high speed data services and Voice Services distribution system operating in the Territories pursuant to the Licenses and which consists of, among other things, one headend, subscriber drops and associated electronic and other equipment, and which is operated as an independent system without interconnections to other systems.

“Target Commercial Subscriber MRR” shall mean monthly recurring revenue derived from Commercial Subscribers in an amount not less than $90,383.

“Target High Speed Subscriber Number” shall mean 14,535.

“Target Video Subscriber Number” shall mean 14,935.

“Target Voice Subscriber Number” shall mean 16,535.

“Tax Return” shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority with respect to Taxes imposed upon Seller or attributable to the operations of the Business.

“Taxes” shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by law, contract or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Territories” shall mean the geographic areas authorized under any Licenses including any franchised communities and corresponding community unit identification numbers set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Transferred Employees” shall have the meaning ascribed to it in Section 5.9(a).

“Transferred Intellectual Property” shall mean the Intellectual Property used in the Business other than that set forth on Section 3.7(d) of the Seller Disclosure Schedule.

“Transferred Licenses” shall mean all Licenses other than the Licenses listed on Schedule 1.1(f) of the Seller Disclosure Schedule.

“Transition Services Agreement” shall have the meaning set forth in Section 5.17.

“Transition Services Term Sheet” shall mean the Transition Services Term Sheet attached as Exhibit E hereto.

“2006 Financial Information” shall have the meaning ascribed to it in Section 3.5.

“Video Subscriber Adjustment” shall mean the product of (i) the Video Subscriber Value and (ii) (a) if the Video Subscriber Number is greater than 101% or is less than 99% of the Target Video Subscriber Number, the Target Video Subscriber Number minus the Video Subscriber Number, and (b) in all other cases, zero.

“Video Subscriber Number” shall have the meaning ascribed to it in Section 2.3(c).

“Video Subscriber Value” shall mean $923.91.

“Voice Services” shall mean the provision of local telephone and long-distance telephone services.

“Voice Subscribers” shall mean a customer of the Business for Voice Services.

“Voice Subscriber Adjustment” shall mean the product of (i) the Voice Subscriber Value and (ii) (A) if the Voice Subscriber Number is greater than 101% or is less than 99% of the Target Voice Subscriber Number, the Target Voice Subscriber Number minus the Voice Subscriber Number, and (B) in all other cases, zero.

“Voice Subscriber Number” shall have the meaning ascribed to it in Section 2.3(c).

“Voice Subscriber Value” shall mean $923.91.

Section 1.2    Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof’ and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the word “including” means “including without limitation;” (e) the terms “Dollars” and “$” mean United States Dollars; (f) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement; (g) all Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement; (h) any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (i) all accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1    Transfer of Assets. a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to all of the assets used or held for use in connection with the operation of the System or otherwise related to the Business, whether tangible or intangible, real, personal or mixed, free and clear of all Liens except Permitted Liens, but excluding the Excluded Assets, including all of such right, title and interest in and to the following (collectively, the “Conveyed Assets”):

(i)        the Assumed Contracts;

(ii)       the Transferred Licenses;

(iii)      assets located in the State of California relating to the provision of Voice Services and telecommunications network services;

(iv)      the Real Property;

(v)       the Accounts Receivable;

(vi)      the Required Inventory;

(vii)     the Equipment;

(viii)    Prepaid Rent and Prepaid Expenses;

(ix)      all assets of Seller held or used to operate the Dial-Up Network;

(x)       the Books and Records;

(xi)      the Transferred Intellectual Property;

(xii)     any assets (other than those set forth in the foregoing clauses (i) through (x)) used or held for use within the Territories in the operation or conduct of the Business or used or held for use outside the Territories exclusively in the conduct of the Business;

(xiii)    all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller to the extent exclusively related to the Conveyed Assets, the Assumed Liabilities or the ownership, use, function or value of any Conveyed Asset, whether arising by way of counterclaim or otherwise, except to the extent included in Excluded Assets;

(xiv)    to the extent their transfer is permitted by Law, all pending applications for Licenses;

(xv)    all guaranties, warranties, indemnities and similar rights in favor of Seller contained in any Assumed Contract;

(xvi)    the Network Assets and LLC Interests, pursuant to the Asset Drop Down;

(xvii)   the programming and retransmission agreements of the Business that Purchaser expressly elects to assume, as listed on Section 2.1(a)(xviii) of the Seller Disclosure Schedule, which schedule will be attached hereto by no later than 60 days after the date of execution of this Agreement; and

(xviii)  all goodwill associated with the Business.

(b)   Notwithstanding anything to the contrary contained in this Agreement, the term “Conveyed Assets” shall not include:

(i)        any receivables (other than the Accounts Receivable), cash, cash equivalents, bank deposits or similar cash items, or prepaid expenses of Seller (other than Prepaid Rent and Prepaid Expenses), in each case, as of the Closing Date (whether or not reflected on Seller’s books and records on such date);

(ii)       the Intellectual Property (other than the Transferred Intellectual Property);

(iii)      those rights (including indemnification), interests, claims, recoveries and settlements in connection with litigation (whether commenced as of the Closing Date or thereafter) involving Seller or its Affiliates against third parties relating to events occurring prior to the Closing Date set forth in Section 2.1(b)(iii) of the Seller Disclosure Schedule;

(iv)     any rights to refunds, credits, rebates, abatements or other refunds of any Taxes with respect to the Conveyed Assets or the Business which relate to any period ending on or prior to the Closing Date or to a Pre-Closing Tax Period;

(v)      any insurance policies of Seller or its Affiliates or rights thereunder or proceeds thereof (other than any such insurance proceeds that are reflected on the Financial Information);

(vi)     any Excluded Contracts;

(vii)    any assets of Seller located outside the Territories that are used primarily in connection with the Business, and which are set forth on Section 2.1(b)(vii) of the Seller Disclosure Schedule;

(viii)   all rights of Seller in and to any and all names, trade names, logos, trademarks and services marks used in connection with the Business, including “RCN”, except as provided herein or in the Transition Services Agreement;

(ix)      IP addresses issued to Seller by the American Registry for Internet Numbers and used in connection with the conduct of the Business, except as provided herein or in the Transition Services Agreement;

(x)       any bonds (including but not limited to payment and/or performance bonds, letters of credit or deposits (other than Customer Deposits) posted, made or obtained by Seller with respect to the Conveyed Assets or the Business);

(xi)      all programming and retransmission consent agreements of the Business that are not listed on Section 2.1(a)(xviii) of the Seller Disclosure Schedule; and

(xii)     any Launch Fees.

The rights, properties and assets expressly excluded from “Conveyed Assets” by this Section 2.1(b) are referred to collectively as the “Excluded Assets”.

(c)   Seller shall have the right to retain one copy of all books, records, literature, lists (other than customer lists, all of which shall be delivered to Purchaser), and any other written or recorded information constituting Conveyed Assets or that otherwise relate to the Business or the Assumed Liabilities (including the Books and Records), in each case for (i) the administration by Seller or its Affiliates of any suit, claim, action, proceeding or investigation relating to the Business, (ii) the administration by Seller or its Affiliates of any regulatory filing or matter or (iii) any other legal or business purpose of Seller or its Affiliates.

Section 2.2    Assumed Liabilities. b) In consideration for the sale of the Conveyed Assets to Purchaser, at the Closing, Purchaser shall assume from Seller all of the following liabilities and obligations (whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown), but excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(i)       all obligations and liabilities resulting from the ownership, use, operation or maintenance of the Conveyed Assets, from and after the Closing, or the conduct of the Business from and after the Closing;

(ii)      all liabilities and obligations under the Assumed Contracts related to the period from and after the Closing and all such liabilities and obligations related to the period prior to the Closing but only if and to the extent any such pre-Closing liabilities and obligations are included in the calculation of the Proration Payment Amount;

(iii)      the obligations and liabilities being expressly assumed by Purchaser pursuant to this Agreement;

(iv)      all claims by, and obligations and liabilities relating to, any Transferred Employee relating to services performed from and after the Closing, including any such claims, obligations or liabilities relating to wages, severance payments, bonuses, medical and workers’ compensation claims, vacation pay and any other employee benefit plans or arrangements and payroll practices related to the period from and after the Closing;

(v)      all liabilities and obligations with respect to the Licenses related to the period from and after the Closing to the extent such Licenses are Conveyed Assets;

(vi)     any accounts payable incurred as of the Closing (whether or not reflected on Seller’s books and records on such date) by Seller in the conduct of the Business prior to the Closing but related to the period from and after the Closing and only if and to the extent any such pre-Closing accounts payable are included in the calculation of the Proration Payment Amount; and

(vii)    all liabilities and obligations with respect to Customer Deposits but only if and to the extent any such Customer Deposits are included in the calculation of the Proration Payment Amount.

(b)   Notwithstanding any provision in this Agreement or any Related Instrument to the contrary, (x) Purchaser shall assume only the Assumed Liabilities and is not assuming and shall not be responsible for any other liability or obligation of Seller or any of its Affiliates (or any predecessor owner of all or any part of the System, the Conveyed Assets or the Business) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise and (y) the term “Assumed Liabilities” shall not include liabilities and obligations relating to:

(i)       the Excluded Assets;

(ii)      with respect to Assumed Contracts, liabilities and obligations under such Assumed Contracts relating to the performance or non-performance of such Assumed Contracts prior to the Closing;

(iii)     any Seller Benefit Plans, or with respect to the employment, severance or termination of any Employee prior to the Closing Date including (a) wages, severance payments, bonuses, medical and workers’ compensation claims, short-term or long-term disability benefits, vacation pay, sick pay and any other employee benefit plans or arrangements and payroll practices related to any employee who is not hired by Purchaser or related to any Transferred Employees except to the extent included in the calculation of the Proration Payment Amount, (b) “sticking bonuses” or similar payments to induce any employees of Seller to remain in Seller’s employ prior to Closing; (c) compliance solely by Seller with the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal or state law, rule, or regulation;

(iv)      any other liability related to the period prior to Closing Date, (including any liabilities for the refund of monies to subscribers with respect to periods prior to the Closing Date), except to the extent (and only up to such amount) included in the calculation of the Proration Payment Amount;

(v)      any liabilities for Taxes or any audits related thereto arising from or relating to (a) the Excluded Assets or (b) the Conveyed Assets, the System or the Business attributable to or incurred in the period ending prior to Closing Date;

(vi)     any liability under any Environmental Law existing or arising prior to the Closing Date;

(vii)    any liability arising from any litigation, action, suit, proceeding or investigation, actual or threatened, relating to any act or omission occurring on or prior to the Closing Date; and

(viii)   any liability related to or arising out of a finding that Seller has not complied with the Communications Act, the Copyright Act, or the rules and regulations of any Communications Regulatory Authority with respect to operation of System or the Business.

The liabilities and obligations expressly excluded from “Assumed Liabilities” by this Section 2.2(b) are referred to collectively as the “Excluded Liabilities”. All obligations and liabilities other than the Assumed Liabilities shall be retained by and remain obligations and liabilities of Seller or its Affiliates (or any predecessor owner of all or any part of the System, the Conveyed Assets or the Business), as applicable.

(c)   From and after the Closing, Purchaser shall be solely and exclusively liable with respect to the Assumed Liabilities and shall pay, honor, perform and discharge promptly when due the Assumed Liabilities, and Seller shall be solely and exclusively liable with respect to the Excluded Liabilities and shall pay, honor, perform and discharge promptly when due the Excluded Liabilities.

Section 2.3    Purchase Price. Subject to the adjustments set forth in this Section 2.3 and Section 2.4, the Purchase Price shall be $45,000,000 (the “Purchase Price”), payable and adjusted as follows:

(a)   Upon execution and delivery of this Agreement, Purchaser shall deposit the amount of $2,000,000 (the “Purchase Price Escrow Payment”), by wire transfer of immediately available funds in escrow with US Bank National Association (the “Escrow Agent”), to be held by the Escrow Agent in accordance with the terms and conditions of the Purchase Price Escrow Agreement and applied and distributed, together with all interest earned thereon from the date of deposit with the Escrow Agent until the Closing Date, subject to Section 7.5 (the “Purchase Price Escrow Amount”), as provided in the Purchase Price Escrow Agreement and Section 2.3(b) and Section 7.5 hereof.

(b)   In consideration for the sale of the Conveyed Assets, at the Closing Purchaser shall (i) assume the Assumed Liabilities, (ii) deliver or cause to be delivered to the Escrow Agent an amount in cash equal to $2,500,000 (the “Indemnification Escrow Amount”) to be held by the Escrow Agent in accordance with the terms and conditions of the Indemnification Escrow Agreement and (iii) pay or cause to be paid to Seller the amount of $40,500,000 in cash (as adjusted pursuant to the following clauses (A), (B), (C), (D), (E) and (F) using the amounts determined pursuant to Section 2.3(c): (A) reduced by (if the High Speed Subscriber Adjustment is a positive number) or increased by (if the High Speed Subscriber Adjustment is a negative number) the absolute value of the High Speed Subscriber Adjustment, if any, (B) reduced by (if the Video Subscriber Adjustment is a positive number) or increased by (if the Video Subscriber Adjustment is a negative number) the absolute value of the Video Subscriber Adjustment, if any, (C) reduced by (if the Voice Subscriber Adjustment is a positive number) or increased by (if the Voice Subscriber Adjustment is a negative number) the absolute value of the Voice Subscriber Adjustment, if any, (D) reduced by (if the Commercial Subscriber Adjustment is a positive number) or increased by (if the Commercial Subscriber Adjustment is a negative number) the absolute value of the Commercial Subscriber Adjustment, if any, (E) increased or reduced, as the case may be, by the Proration Payment Amount, and (F) increased by the Extraordinary Capital Expenditure Amount, if any; provided, however, that notwithstanding the foregoing, any increase in the absolute value of the High Speed Subscriber Adjustment, the Video Subscriber Adjustment, the Voice Subscriber Adjustment or Commercial Subscriber Adjustment shall only be used to offset any reduction in the absolute value of the High Speed Subscriber Adjustment, the Video Subscriber Adjustment, the Voice Subscriber Adjustment or Commercial Subscriber Adjustment, singly or in the aggregate (collectively, the “Subscriber-Related Adjustments”), and no Subscriber-Related Adjustments shall offset any adjustments to the Purchase Price from clauses (E) or (F) above, such that, in no event shall the Subscriber-Related Adjustments result in a Purchase Price in excess of $45,000,000. For the sake of clarity, an increase, if any, to the Purchase Price resulting from the Subscriber-Related Adjustments may not offset any reduction to the Purchase Price as a consequence of clauses (E) and (F). The Purchase Price net of each of the Purchase Price Escrow Payment and the Indemnification Escrow Amount shall be payable by Purchaser by wire transfer of immediately available funds to an account designated by Seller. At the Closing, the parties shall cause the Escrow Agent to deliver to Seller the Purchase Price Escrow Amount in accordance with the terms of the Purchase Price Escrow Agreement.

(c)   At least five, but not more than 15, Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a certificate (the “Adjustment Certificate”) signed by an officer of Seller setting forth its good faith estimate of (i) the actual number of Equivalent Video Subscribers as of the close of business on the day preceding the Closing Date (such number, the “Video Subscriber Number”) and the Video Subscriber Adjustment derived from the Video Subscriber Number, (ii) Seller’s actual number of Equivalent High Speed Subscribers as of the close of business on the day preceding the Closing Date (such number, the “High Speed Subscriber Number”) and the High Speed Subscriber Adjustment derived from the High Speed Subscriber Number, (iii) Seller’s actual number of Equivalent Voice Subscribers as of the close of business on the day preceding the Closing Date (such number, the “Voice Subscriber Number”) and the Voice Subscriber Adjustment derived from the Voice Subscriber Number, (iv) Seller’s Commercial Subscriber MRR, (v) the Proration Payment Amount and (vi) documentation to support the amount of Extraordinary Capital Expenditures completed by Seller in accordance with the provisions of Section 5.2(c)(ii) together with evidence reasonably acceptable to Purchaser that each project to which such Extraordinary Capital Expenditures relates has been completed in all respects (the “Extraordinary Capital Expenditure Amount”). Purchaser may challenge the contents of the Adjustment Certificate within two Business Days following Seller’s delivery thereof by delivering a notice of disagreement to Seller if Purchaser believes, in good faith, that it is in error and the error would result in an increase in the Purchase Price of $500,000 or more. If Purchaser delivers a notice of disagreement to Seller, the parties shall use their good faith efforts to resolve any disputes with respect to the Adjustment Certificate prior to the Closing Date and the amount of the Purchase Price to be paid to Seller at Closing pursuant to Section 2.3(b) shall be based on the adjustments to the Base Purchase Price as mutually agreed to by Seller and Purchaser.

Section 2.4    Post-Closing Adjustment. (a) During the period not less than 45 nor more than 90 days following the Closing Date, Purchaser and Seller shall use their best efforts to jointly determine in good faith the actual amount, as of the Closing Date, of (i) the Video Subscriber Number and Video Subscriber Adjustment derived therefrom, (ii) the High Speed Subscriber Number and High Speed Subscriber Adjustment derived therefrom, (iii) the Voice Subscriber Number and Voice Subscriber Adjustment derived therefrom, (iv) the Commercial Subscriber MRR and the Commercial Subscriber Adjustment derived therefrom, (v) the Proration Payment Amount and (vii) the Extraordinary Capital Expenditure Amount. The parties shall cooperate in good faith to resolve any dispute arising from the calculation of any Post-Closing Adjustment. If the parties are unable to reach agreement with respect to any such disputes at the expiration of such period, Seller and Purchaser shall promptly pay the undisputed amount of any such Post-Closing Adjustment, as applicable (in accordance with Section 2.4(c)) and, with respect to the disputed portion of the Post-Closing Adjustment (the “Disputed Portion”), Seller and Purchaser shall appoint a mutually agreed upon independent accounting firm, or such other independent accounting firm of recognized national standing on which Seller and Purchaser mutually shall agree (the “CPA Firm”), and shall submit final resolution of such disputed amounts to such firm. To the extent permitted by Law, Seller and Purchaser shall submit all information deemed relevant by such firm and shall make any records relating to or bearing upon such dispute available to the other party and to such firm. Each party shall further instruct such firm to render its decision within 15 Business Days after such firm is selected and retained pursuant to this Section 2.4(a) and shall reasonably cooperate with such firm and each other to enable such firm to render its decision within such period. The decision of such firm shall be the final determination of such dispute and shall be final and binding on both Seller and Purchaser. If Purchaser’s calculation of the adjustments relating to the Disputed Portion of the Post-Closing Adjustment is greater than 10% of the Disputed Portion and the CPA Firm’s determination supports Purchaser’s calculation of the adjustments by such percentage or more, the fees and disbursements of the firm shall be borne by Seller; and if Seller’s calculation of the adjustments relating to the Disputed Portion of the Post-Closing Adjustment is greater than 10% of the Disputed Portion and the CPA Firm’s determination substantially supports Seller’s calculation of the adjustments by such percentage or more, the fees and disbursements of the CPA Firm shall be borne by Purchaser; otherwise the fees and disbursements of the CPA Firm shall be shared equally by Purchaser and Seller.

(b)   The “Post-Closing Adjustment” shall be equal to the sum of:

(i)       the difference determined by subtracting (A) the estimated value of the Video Subscriber Adjustment set forth on the Adjustment Certificate, from (B) the Video Subscriber Adjustment as finally determined under Section 2.4(a), plus

(ii)       the difference determined by subtracting (A) the estimated value of the High Speed Subscriber Adjustment set forth on the Adjustment Certificate from (B) the High Speed Subscriber Adjustment as finally determined under Section 2.4(a), plus

(iii)      the difference determined by subtracting (A) the estimated value of the Voice Subscriber Adjustment set forth on the Adjustment Certificate from (B) the Voice Subscriber Adjustment as finally determined under Section 2.4(a), plus

(iv)     the difference determined by subtracting (A) the estimated value of the Commercial Subscriber Adjustment set forth on the Adjustment Certificate from (B) the Commercial Subscriber Adjustment as finally determined under Section 2.4(a), plus

(v)      the difference determined by subtracting (A) the Proration Payment Amount as finally determined under Section 2.4(a) from (B) the estimated Proration Payment Amount set forth on the Adjustment Certificate, plus

(vi)     the difference determined by subtracting (A) the Extraordinary Capital Expenditure Amount as finally determined under Section 2.4(a) from (B) the estimated Extraordinary Capital Expenditure Amount set forth on the Adjustment Certificate;

provided, however, that notwithstanding the foregoing, any increase in the absolute value of the High Speed Subscriber Adjustment, the Video Subscriber Adjustment, the Voice Subscriber Adjustment or Commercial Subscriber Adjustment as finally determined under Section 2.4(a) shall only be used to offset any reduction in the absolute value of the High Speed Subscriber Adjustment, the Video Subscriber Adjustment, the Voice Subscriber Adjustment or the Commercial Subscriber Adjustment, singly or in the aggregate, as finally determined under Section 2.4(a). No Subscriber-Related Adjustments shall offset any adjustments to the Purchase Price from clauses (E) or (F) in Section 2.3(b)(iii), such that, in no event shall the Subscriber-Related Adjustments result in a Purchase Price in excess of $45,000,000. For the sake of clarity, an increase, if any, to the Purchase Price resulting from the Subscriber-Related Adjustments may not offset any reduction to the Purchase Price as a consequence of clauses (E) and (F) in Section 2.3(b)(iii).

(c)   If the Post-Closing Adjustment is a positive number, Seller shall promptly pay the amount of such Post-Closing Adjustment by wire transfer of immediately available funds to an account indicated by Purchaser. If the Post-Closing Adjustment is a negative number, Purchaser shall promptly pay to Seller the full amount of the Post-Closing Adjustment by wire transfer of immediately available funds to the account previously indicated by Seller for payment of the Purchase Price.

Section 2.5    Purchase Price Allocation. Purchaser and Seller shall allocate the Purchase Price and the Assumed Liabilities among the Conveyed Assets and the covenant contained in Section 5.14 in the manner required by Section 1060 of the Code. In making such allocation, the fair market values will be agreed to in good faith by Purchaser and Seller within 130 days following the final determination of the Post-Closing Adjustment. If the parties are unable to resolve any material differences with regard to the allocation of the Purchase Price, then any disputed matters will be finally and conclusively determined by an independent certified accounting firm or independent certified appraisal firm (the “Allocation Arbiter”), which Allocation Arbiter shall be mutually agreed by Purchaser and Seller, provided, however, that such agreement shall not be unreasonably withheld, delayed or conditioned. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely upon representations of Purchaser and Seller and not by independent review) only those matters in dispute, and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price, which report shall be conclusive and binding upon the parties. Such Allocation Arbiter’s fees and expenses shall be born equally by the parties. Seller will provide to Purchaser copies of Form 8594 and any required exhibits thereto, consistent with the allocations of this Section 2.5. The parties agree that, to the extent required, all Tax Returns or other Tax information they may file or cause to be filed with any governmental entity shall be prepared and filed consistently with such allocation.

Section 2.6    Closing; Deliveries by the Parties. (a) The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the fifth Business Day following the date on which the satisfaction or waiver of the conditions set forth in Article VI hereof occurs (other than those conditions which, by their nature, can only be satisfied at Closing), at 10:00 a.m. (New York time), at the offices of Sidley Austin LLP, 1501 K Street, N.W., Washington, D.C., or at such other time and place as shall be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. (New York time) on the Closing Date.

(b)   At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)       a duly executed Bill of Sale;

(ii)       a duly executed Assignment and Assumption Agreement;

(iii)     a duly executed Bill of Sale and Assignment Agreement;

(iv)     a duly executed Assignment of LLC Interests;

(v)      a duly executed Transition Services Agreement;

(vi)     titles to all vehicles included within the Equipment, duly endorsed for transfer by Seller, together with any transfer documentation;

(vii)    the certificate of Seller signed by an officer of Seller referred to in Section 6.2(c) hereof;

(viii)    the Material Contract Consents and the Required Consents;

(ix)     certified resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement, and consummation of the transactions contemplated hereby;

(x)      the Indemnification Escrow Agreement, duly executed by Seller;

(xi)     a duly executed Lease Assignment and Assumption Agreement (containing a landlord estoppel certificate), with respect to each Real Property Lease to which Seller is a party;

(xii)     the Books and Records;

(xiii)   all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith, including evidence of or documents providing for the release or extinguishment of any Liens other than Permitted Liens at or promptly after the Closing; and

(xiv)   such other customary instruments of transfer, assumptions or filings, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by Purchaser to give effect to this Agreement.

(c)   At the Closing, Purchaser shall deliver or cause to be delivered (A) to Seller the following:

(i)       cash in the amount of the Purchase Price (as determined pursuant to Section 2.3(c), minus the sum of the Purchase Price Escrow Amount and the Indemnification Escrow Amount), by wire transfer of immediately available funds to an account designated by Seller;

(ii)      a duly executed Assignment and Assumption Agreement;

(iii)     a duly executed Assignment of LLC Interests;

(iv)    a duly executed Transition Services Agreement;

(v)      the certificate of Purchaser signed by an officer of Purchaser referred to in Section 6.3(c) hereof;

(vi)     certified resolutions of Purchaser authorizing the execution, delivery and performance of this Agreement;

(vii)    the Indemnification Escrow Agreement;

(viii)    a duly executed Lease Assignment and Assumption Agreement, with respect to each Real Property Lease to which Seller is a party; and

(ix)      (A) all other documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith and (B) to the Escrow Agent, cash in the amount of the Indemnification Escrow Amount.

Section 2.7    Nonassignable Assets. Nothing in this Agreement, or the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Conveyed Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is not assignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment or transfer without such consent (a “Nonassignable Asset”), unless and until such consent shall have been obtained. Seller and Purchaser shall each use its reasonable good faith efforts to obtain as expeditiously as possible any such consent to the assignment of a Nonassignable Asset to Purchaser; provided, however, that Seller shall not be required to make any payment (except for payments which are then due and owing, payments to cure any defaults or breaches under any such Nonassignable Asset, and other normal out-of-pocket expenses incurred in seeking or requesting such consent) to obtain any such consent with respect to any Nonassignable Asset; and, pending such consent, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such Nonassignable Asset and to Seller the benefits that they would have obtained had the Nonassignable Asset been conveyed to Purchaser at the Closing, including the assumption of liabilities or obligations relating thereto (to the extent such liabilities or obligations are Assumed Liabilities).

Section 2.8    No Licenses. Unless expressly provided for under this Agreement or any Related Instrument, no title, right or license of any kind is granted to Purchaser pursuant to this Agreement with respect to any Intellectual Property of Seller, either directly or indirectly, by implication, by estoppel or otherwise.

Section 2.9    Asset Drop Down and Sale of LLC Interests.

(a)   Within 10 Business Days prior to the Closing Date, Seller shall cause to be formed a limited liability company under the laws of the State of Washington, to be wholly owned by the Seller (the “LLC”), using a certificate of formation (“Certificate of Formation”) and limited liability company agreement (“LLC Agreement”) in a form specified by Purchaser and reasonably acceptable to Seller.

(b)   On the terms and subject to the conditions set forth herein, immediately prior to Closing (the “Contribution Time”), Seller shall sell, convey, transfer, assign and deliver to the LLC, as a contribution to the capital of the LLC (such transaction being the “Asset Drop Down”), all of Seller’s right, title and interest, as of the Closing Date, in and to all of the assets used or held for use in connection with the Fiber/Conduit Network, whether tangible or intangible, real, personal or mixed, including the Fiber/Conduit Network Contracts, but excluding any Excluded Assets (collectively, the “Network Assets”), free and clear of all Liens, other than Permitted Liens. After giving effect to the Asset Drop Down, there will be no payment obligation or other liability (including unasserted claims and contingent liabilities whether known or unknown) of the LLC that is not either paid in full or an Assumed Liability.

(c)   The contribution of the Network Assets, and the acceptance of the Network Assets, will be made pursuant to the Bill of Sale and Assignment Agreement.

(d)   On the Closing Date, immediately after the Contribution Time, subject to the terms, provisions and conditions contained in this Agreement, Seller will sell and transfer to Purchaser or its Affiliate, and Purchaser or its Affiliate will acquire, all of the LLC Interests, free and clear of any Liens, pursuant to the Assignment of LLC Interests.

(e)   Effective immediately prior to Closing, Seller shall withdraw as a member and resign as manager of the LLC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 3.1    Organization. Seller is a corporation duly organized and validly existing under the Laws of the Commonwealth of Pennsylvania. Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite power and authority to own, lease and operate the Conveyed Assets and to conduct the Business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Seller is duly qualified to do business as a foreign corporation and is in good standing in the State of California.

Section 3.2    Authority. Each of Seller and Seller Parent has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform their respective obligations hereunder and thereunder and, subject to receipt of the Required Consents and Material Contract Consents, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Seller and Seller Parent, as applicable, of such transactions have been authorized by all requisite corporate action on the part of Seller or Seller Parent, as applicable, and no other authorization of Seller, Seller Parent or its respective shareholders is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by each of Seller and Seller Parent and constitutes, and each Related Instrument that is to be executed and delivered by Seller or Seller Parent will constitute when executed and delivered by Seller or Seller Parent, a legal, valid and binding obligation of Seller or Seller Parent, as applicable, enforceable against Seller or Seller Parent in accordance with its terms.

Section 3.3    No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Seller and Seller Parent do not, and the performance by Seller and Seller Parent of its respective obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of Seller’s or Seller Parent’s articles of incorporation or bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b)(i) have been obtained and that all filings and notifications described in Section 3.3(b)(i) have been made and any waiting periods thereunder have terminated or expired, violate any Law applicable to Seller or Seller Parent or by which the System or any of the Conveyed Assets is bound, or (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b)(ii) have been obtained and that all filings and notifications described in Section 3.3(b)(ii) have been made and any waiting periods have terminated or expired, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Conveyed Asset except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   The execution and delivery of this Agreement by Seller and Seller Parent do not, and the performance of this Agreement by Seller and Seller Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any Person, except (i) with respect to any Governmental Entity, as set forth on Section 3.3(b)(i) of the Seller Disclosure Schedule (including the LFA Consents, the PUC Consents and the FCC Consents) (collectively, the “Required Consents”), (ii) with respect to any Material Contract Consents as set forth on Section 3.3(b)(ii) of the Seller Disclosure Schedule and (iii) except with respect clauses (i) and (ii), where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4    Compliance With Law. Except as set forth on Section 3.4 of the Seller Disclosure Schedule and except with respect to environmental laws covered by Section 3.11 hereof, Seller’s conduct of the Business as of the Closing Date (a) does not conflict with or violate (i) any Law applicable to the Business or by which the System or any Conveyed Asset is bound or affected (including the Communications Act or the Copyright Act) or (ii) any Licenses, or (b), with respect to clauses (i) and (ii), for any such conflicts or violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. As of the date hereof, subject to receipt of the Required Consents, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets that restrict the ownership, disposition or use of any material Conveyed Asset. Seller has not received any written notice of any violation by it with respect to the Business or the System of any Law from any Governmental Entity, and to the Knowledge of Seller, except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, there is no basis for any claim that any material violation exists.

Section 3.5    Financial Information. Section 3.5 of the Seller Disclosure Schedule contains true, correct and complete copies (collectively, the “Financial Information”) of (i) selected items from the unaudited balance sheets as of December 31, 2005, and June 30, 2006 relating to the Business and (ii) selected items from the related unaudited statements of earnings for the fiscal year ended December 31, 2005 (the “Historical Financial Information”) and for the period beginning on January 1, 2006 and ending on June 30, 2006 (the “2006 Financial Information”). The Historical Financial Information and the 2006 Financial Information was, and any other financial statements for Seller, the Business or the System that is to be prepared and delivered to Purchaser pursuant to Section 5.1(c)(i) (the “Post-Signing Financial Information”) will be, derived from the books and records of Seller and calculated in accordance with Seller’s historical accounting practices. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, the Financial Information is accurate and fairly presents, in all material respects, and the Post-Signing Financial Information will be accurate and will fairly present, in all material respects, the financial position and the results of operations of the Business as at the respective dates of, and for periods referred to in, such Financial Information or other financial statements, all in accordance with GAAP consistently applied. Seller and Seller Parent warrants that any other financial information for Seller, the Business, or the System that may be prepared and delivered to Purchaser for purposes of this Agreement will be accurate and prepared on the same basis as the Financial Information. Seller has delivered to Purchaser a true, correct and complete copy of its Accounts Receivable aging report as of June 30, 2006 with respect to the System, and such aging report is accurate and prepared on the same basis as with Seller Parent’s historical practices.

Section 3.6    Absence of Certain Changes or Events. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, from June 30, 2006 through the date of this Agreement there has not been any Material Adverse Effect, and Seller has conducted the Business in the ordinary course and has not, with respect to the Business:

(a)   subjected any of the Conveyed Assets to any Liens, other than Permitted Liens;

(b)   sold, transferred, leased, subleased, licensed or otherwise disposed of, to any third party, any properties or assets used in the conduct of the Business, other than in the ordinary course of business;

(c)   entered into any Contract which is material to the Business or modified or terminated any existing Contract which is material to the Business, other than in the ordinary course of business;

(d)   increased benefits payable to Employees under existing severance or termination pay policies or employment agreements, or increased compensation, bonus or other benefits payable to Employees, other than increased compensation, bonus or other benefits in the ordinary course of business consistent with past practice;

(e)   modified, surrendered, revoked or otherwise terminated any License;

(f)   incurred material Assumed Liabilities;

(g)   waived, released or assigned any rights of material value in connection with the Business;

(h)   suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Conveyed Asset which, individually or in the aggregate, has had a Material Adverse Effect;

(i)   made any change in any method of accounting or accounting practice by Seller with respect to the Business or any change in any of the assumptions underlying, or methods of calculating any bad debt, contingency or other reserve;

(j)   changed any promotions, pricing discounts or other sales or marketing incentives offered to subscribers or prospective subscribers for cable video services, digital multi-channel video programming, high speed data services and Voice Services, other than in the ordinary course of business;

(k)   settled any litigation or relinquished any material rights related to the Business or the Conveyed Assets, under any Assumed Contract or otherwise; and

(l)   agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

Section 3.7    Title to Assets; Sufficiency of Conveyed Assets. (a) Seller has, and at the Closing Seller will deliver to Purchaser, good, marketable and valid title to (or a valid and binding leasehold interest in or license to the Leased Real Property) and rights under all of the Conveyed Assets free and clear of all Liens, other than Permitted Liens.

(b)   The Conveyed Assets include all assets that are necessary for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted by Seller, except for (i) employees of Seller that are not Transferred Employees, (ii) the Excluded Assets and (iii) the assets that will be used in providing services under the Transition Services Agreement.

(c)   The Equipment was installed and has been operated and maintained in accordance with the general standards employed in the cable television industry and is in good operating condition for the purposes for which it is currently being used, subject to ordinary wear and tear.

(d)   Except for the Intellectual Property identified on Section 3.7(d) of the Seller Disclosure Schedule and except for the Transferred Intellectual Property, there is no Intellectual Property owned by or licensed to Seller that is necessary for the operation of the Business.

(e)   Except as set forth on Section 3.7(e) of the Seller Disclosure Schedule, no Person, other than Seller, holds, owns, operates or manages any asset, property, privilege, right, interest or claim related to the Business or is a party to or bound by any Contract or License or any other instrument or agreement (whether with Seller or a third party) that relates to the Business (other than any rights, interests or claims of any counterparty under any such Contract, License or other instrument or agreement).

Section 3.8    Assumed Contracts (a) Section 3.8(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) each Contract that exists as of the date hereof related to the operation of the Business that (A) could involve aggregate expenditure or receipt by or to Seller in excess of $10,000, (B) has a remaining term of greater than 12 months, (C) is not cancelable by Seller without liability or penalty on no more than 30 days’ notice, or (D) is otherwise material to the operation of the Business (collectively, the “Material Contracts”) and (ii) each Assumed Contract. Seller has delivered to Purchaser true, correct and complete copies of all Assumed Contracts and any amendments thereto, except as noted by an asterisk next to title of the Assumed Contract in Section 3.8(a) of the Seller Disclosure Schedule. With respect to any Contract noted by an asterisk on Section 3.8(a) of the Seller Disclosure Schedule, Purchaser shall have no obligation or liability thereunder, and the same shall be an Excluded Liability, unless Purchaser consents in writing, which consent shall not be unreasonably withheld, after its receipt and review of a true, correct and complete copy thereof.

(b)   Each of the Assumed Contracts is in full force and effect with respect to Seller and, to the Knowledge of Seller, with respect to any other party thereto. Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, Seller and, to the Knowledge of Seller, any other party thereunder, is not in material default under any Assumed Contract and Seller has not given any notice nor, to the Knowledge of Seller, has any written or oral notice been given to Seller, with respect to the termination or breach of any rights or obligations of Seller or any other party thereunder under any Assumed Contract.

(c)   Seller is not restricted pursuant to the terms of any Assumed Contract from doing business anywhere.

Section 3.9    Real Property.

(a)   Except as otherwise disclosed on Section 3.9(a)(i) of the Seller Disclosure Schedule, Seller has a valid leasehold interests in the real property (the “Leased Real Property”) leased to Seller pursuant to the leases described on Section 3.9(a)(i) of the Seller Disclosure Schedule (the “Real Property Leases”), free and clear of any Liens except for Permitted Liens. Except as otherwise disclosed on Section 3.9(a)(iii) of the Seller Disclosure Schedule, Seller has valid rights under easements, rights of access, rights of entry and rights of way necessary to conduct the Business as it is presently operated (collectively, “Easements”), free and clear of any Liens except for Permitted Liens. Seller does not hold any real property in fee simple that is used in the operation of the Business.

(b)   True, correct and complete copies of each Real Property Lease have been delivered to Purchaser. Each Real Property Lease constitutes the entire agreement with the landlord in question with respect to such real property and, except as set forth on Section 3.9(a)(i) of the Seller Disclosure Schedule, is in full force and effect with respect to Seller and to the Knowledge of Seller, by any other party thereto. Seller has not given any written notice, nor has Seller received any written notice, with respect to the termination or breach of any material rights or obligations of Seller under any Real Property Lease the result of which would have a Material Adverse Effect.

(c)   Without limiting the other representations and warranties contained herein or in the Related Instruments, on the Closing Date, the Real Property which is assigned to Purchaser will be assigned in an “as is” condition on the date hereof, subject to all latent and patent defects, based solely on Purchaser’s own inspection, analysis and evaluation of such Real Property.

(d)   As of the date hereof, Seller has not received any written notice of any proceedings nor, to the Knowledge of Seller, have any proceedings been threatened by any authority having the power of eminent domain to condemn any part of any of the Real Property, including any improvements thereon.

(e)   Except as set forth on Section 3.9(e) of the Seller Disclosure Schedule, there are no leases, licenses or other Contracts which have been entered into by Seller granting any Person access to or the right to occupy or use any Leased Real Property. Seller has delivered to Purchaser true, correct and complete copies of each such lease or license listed on Section 3.9(e) of the Seller Disclosure Schedule.

Section 3.10    Licenses.

(a)   Section 3.10(a) of the Seller Disclosure Schedule sets forth all Licenses and applications therefor used by Seller to conduct the Business, other than Licenses and applications the failure to have, whether individually or in the aggregate, would have a Material Adverse Effect. True, correct and complete copies of each License have been delivered to Purchaser. For each outstanding License, Section 3.10(a) of the Seller Disclosure Schedule includes all information necessary to identify the License including, as applicable, the name of the entity holding the License, the issuing authority, call sign, expiration date, FCC Physical System Identification Number and Community Unit Identification Numbers, and geographic area covered.

(b)   Aside from the Licenses specified on Section 3.10(a) of the Seller Disclosure Schedule, there are no other licenses, authorizations, permits, approvals, variances, exemptions, orders, certificates, agreements, easements, rights-of-way, rights of access or other form of permission, consent or authority of or with a Governmental Entity or any Person necessary for Seller to operate the Business other than those the failure to have, whether individually or in the aggregate, would have a Material Adverse Effect.

(c)   Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, each License set forth on Section 3.10(a) of the Seller Disclosure Schedule is valid and in full force and effect either pursuant to its terms or by operation of law.

(d)   Except as set forth in Section 3.10(d) of the Seller Disclosure Schedule:

(i)   There is no pending or, to the Knowledge of Seller, threatened action by the FCC, any Governmental Entity or any other Person to suspend, revoke, terminate, challenge or modify the Licenses set forth on Section 3.10(a) of the Seller Disclosure Schedule.

(ii)   There is no judicial, administrative or other type of action, suit, complaint, petition, proceeding or challenge pending or, to the Knowledge of Seller, threatened against or relating to the Licenses set forth on Section 3.10(a) of the Seller Disclosure Schedule before the FCC, any federal, state or municipal court, any arbitration tribunal or any other Governmental Entity.

(iii)  Seller has not received any notice or other communication from the FCC or any other Governmental Entity or any other Person specifying a material default, violation or other problem or issue with respect to a License set forth on Section 3.10(a) of the Seller Disclosure Schedule, except where such default, violation or other problem has already been cured.

(iv)      Except where any non-compliance or failure to make any filing or submission, whether individually or in the aggregate would not have a Material Adverse Effect, Seller is and has been in compliance with the Communications Act.

(v)      To the Knowledge of Seller, there exist no facts or circumstances that make it likely that any License will not be renewed or extended on commercially reasonable terms.

(vi)     As of the date hereof, no Governmental Entity has commenced, or given notice to Seller or any of its Affiliates that it intends to commence, a proceeding to revoke or suspend a License.

(vii)    No Person, whether pursuant to a License or otherwise, has any purchase option, right of first refusal or similar arrangement with respect to the System or any Conveyed Assets that would be triggered by the transactions contemplated by this Agreement.

(viii)   A valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Governmental Authority with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement. As of the date hereof, neither Seller nor any of its Affiliates has received notice from any Person that any Franchise will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to or otherwise questioned Seller’s request for any such renewal under Section 626 of the Communications Act, and Seller and its Affiliates have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Seller’s or such Affiliates’ requests for any such renewal.

(ix)      There is no restriction on the Business pursuant to any License that would adversely affect in any material respect Purchaser’s ability to operate the Business following Closing.

(x)       Except for the Excluded Assets, Seller holds no Licenses or other assets in the Territories which are used in the Business.

Section 3.11    Environmental Matters. Except as set forth on Section 3.11 of the Seller Disclosure Schedule and except as would not be reasonably expected to have a Material Adverse Effect:

(a)   Seller, to the extent related to the Real Property, has obtained those material environmental permits, licenses or approvals required by Law and necessary for the conduct of the Business, and Seller is in compliance with such permits and all other requirements of applicable Environmental Laws;

(b)   Seller, with respect to the Real Property, has not received any written notice from any Governmental Entity or any other Person alleging a violation of any Environmental Laws which has not been complied with and, to the Knowledge of Seller, no predecessor in interest to any Real Property received any written notice from any Governmental Entity or any other Person alleging a violation of any Environmental Laws which has not been complied with;

(c)   to the Knowledge of Seller, there has been no Release of any Hazardous Materials at, on or under any of the Real Property in amounts or under circumstances that would require remediation pursuant to Environmental Laws;

(d)   there are no pending or, to the Knowledge of Seller, threatened claims, actions, suits, inquiries, proceedings or investigations by any Governmental Entities concerning compliance by Seller with any Environmental Laws; and

(e)   to the Knowledge of Seller, no underground storage tanks exist at, on or under any Real Property in violation of any applicable Environmental Laws.

Section 3.12    Taxes. Except as set forth in Section 3.12 of the Seller Disclosure Schedule:

(a)   (i) Seller has duly and timely filed, or will so file when due, with the appropriate governmental authorities (or there have been or will be duly and timely filed on its behalf) all material Tax Returns required to be filed by it with respect to the Conveyed Assets or the Business, and all such Tax Returns are true, correct and complete in all material respects, and (ii) all Taxes with respect to the Conveyed Assets or the Business assets shown as due on such Tax Returns have been or will be timely paid or are being contested in good faith and by appropriate action and adequate reserves with respect to any such contested amounts have been disclosed on Seller’s Financial Information;

(b)   there are no Tax liens (other than liens for Taxes not yet due and payable) on any of the Conveyed Assets;

(c)   Seller is not a “foreign person” within the meaning of Section 1445(b) of the Code;

(d)   No Tax Return audits, contests or examinations are pending and Seller has not received written notice of any future Tax Return audits, contests or examinations, with respect to a Tax the nonpayment of which could adversely affect, or result in the imposition of any Lien upon, the Conveyed Assets or the Business;

Neither Seller nor any Affiliate of Seller has received any notice of, nor does Seller have any Knowledge of, any deficiency, assessment or audit or proposed deficiency assessment or audit from any taxing Governmental Entity which could adversely affect, or result in the imposition of any Lien upon, the Conveyed Assets or the Business.

Section 3.13    Employee Matters. (a) Section 3.13(a) of the Seller Disclosure Schedule contains a true, correct and complete list all of the employees of Seller employed primarily in the Business (the “Employees”) as of the date specified on such list, showing for each Employee the position held, department and work location. None of the Employees is covered by any union, collective bargaining agreement or other similar labor agreement.

(b)   Section 3.13(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement, in each case, providing compensation or other benefits to any Employee, maintained, sponsored or contributed to by Seller, or any ERISA Affiliate (each, a “Seller Benefit Plan”).

(c)   Neither Seller, nor any of its ERISA Affiliates sponsors, maintains or contributes to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

(d)   Seller has delivered to Purchaser a true, correct and complete copy of: (i) each Seller Benefit Plan (or if no written plan document exists, a written description of the nature of the Seller Benefit Plan, including, the provisions relating to participation, eligibility, benefits, funding arrangements including cost to Employee, if any, and assets); and (ii) the summary plan description and any material employee communication which describes the terms or operation of each Seller Benefit Plan.

(e)   To Seller’s Knowledge, no event has occurred, or condition exits, which could subject any of the Conveyed Assets to any future liability, obligation or lien with respect to any Employee Benefit Plan currently or previously, sponsored, maintained or contributed to by Seller or any ERISA Affiliate.

(f)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give rise to any obligation to notify employees of the Business (or any similar obligation) pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal or state law, rule, or regulation.

Section 3.14    Litigation.

(a)   As of the date hereof, except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller in respect of the Conveyed Assets or the conduct of the Business except for routine claims in the ordinary course of business that, individually or in the aggregate, would not result in a Material Adverse Effect. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller, which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby.

(b)   As of the date hereof, except as set forth on Section 3.14(b) of the Seller Disclosure Schedule and subject to receipt of the Required Consents, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets that materially restrict the ownership, disposition or use of the Conveyed Assets or the conduct of the Business.

Section 3.15    Brokers. No broker, finder or investment banker (other than BB&T Capital Markets, all fees of which shall be paid by Seller in connection with the transactions contemplated hereby) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.16    System Subscriber Data. As of the last Business Day prior to the execution of this Agreement, the System served at least (a) 14,935 Video Subscribers, (b) 14,535 High Speed Subscribers and (c) 16,535 Voice Subscribers. The monthly recurring revenue of Commercial Subscribers for the month ended July 31, 2006 was $90,383.

Section 3.17    Retransmission Consents; Must-Carry Elections. Except as set forth in Section 3.17 of the Seller Disclosure Schedule, Seller and the System are in material compliance with all retransmission consents and agreements and all must-carry elections with respect to the Business, including applicable channel placement obligations and all other obligations associated with must-carry invocations and retransmission consent agreements. None of Seller or its Affiliates has received oral or written notices from the FCC, the Copyright Office, or any broadcast television station alleging a violation of must-carry carriage requirements with respect to Seller or the Business. None of Seller or its Affiliates has filed or received with respect to the System any notification of any petition or submission that is currently pending before the FCC to modify any television market or for a waiver of any rules or regulations of the FCC as they apply to such System.

Section 3.18    Inventory.  The Inventory consists of items of a quality usable or saleable in the ordinary course of business consistent with Seller’s past practices, except for damaged and obsolete items and items of below standard quality (which individually or in the aggregate shall not comprise more than 10% (by quantity) of any items or categories of Inventory at Closing) which have been written off or written down to fair market value.

Section 3.19    System Statistics. (a) Section 3.19(a) of the Seller Disclosure Schedule sets out a true, correct and complete description of the following information with respect to the System as of the date of this Agreement (and Seller will update Section 3.19(a) of the Seller Disclosure Schedule with the following information as of the Closing Date):

(i)        the number of aerial and underground miles of plant and fiber, and the technical capacity of such plant expressed in MHz, included in the Transferred Assets;

(ii)       the number of Equivalent Video Subscribers, Equivalent High Speed Subscribers, and Voice Subscribers;

(iii)      the channel capacity including but not limited to node size, fiber counts and return paths;

(iv)      the communities served that have been, or are required to be, registered with the FCC pursuant to Section 76.12 of its rules, including each CUID number;

(v)       the name of each Person which has agreed to share fiber with the System or, as applicable, the Business; and

(vi)     the name of each utility company or other Person which has agreed to pole attachments or conduit use arrangements as set forth on Section 3.19(a)(vi) of the Seller Disclosure Schedule, the rate of such pole attachments and the number of poles relating to such utility company, and the number of feet of conduit relating to each such utility company or other entity and the rate of such conduit use.

(b)   The number of Homes Passed by the System is not less than 95,000.

(c)   Section 3.19(b) of the Seller Disclosure Schedule sets forth a true, correct and complete listing of each Right of Entry Agreement. Seller has delivered to Purchaser a true, correct and complete copy of each Right of Entry Agreement. Seller has no Knowledge that any third party does not intend to renew or extend any Right of Entry Agreement on commercially reasonable terms.

Section 3.20    Bonds; Letters of Credit. Section 3.20 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by Seller in connection with its operation of the System.

Section 3.21    Fiber. Other than as set forth on Section 3.21 of the Seller Disclosure Schedule, Seller owns and has the exclusive use of all fiber and conduit related to or used in the operation of the Business. No Person other than Seller has any right to use any conduit that is used in the operation of the Business. All of the signal transmission facilities (coaxial cable and fiber) used to service customers of the Systems are, to the extent they are located in conduit, are located in conduit that is included in the Conveyed Assets, except for direct buried “drops.”

Section 3.22    Transfer of Assets to the LLC. As of the Closing, Seller shall be the sole and beneficial owner of 100% of the LLC Interests, the LLC shall have no other interests outstanding and the LLC shall own all of the Network Assets, free and clear of all Liens, other than Permitted Liens. As of the Closing, after giving effect to the Asset Drop Down, there will be no payment obligation or other liability (including unasserted claims and contingent liabilities whether known or unknown) of the LLC that is not either paid in full or an Assumed Liability.

Section 3.23    Fiber/Conduit Networks.

(a)   Section 2.1(a)(xvii) of the Seller Disclosure Schedule contains a true, correct and complete listing of (A) the IRU Agreements relating to the Portland Fiber/Conduit Network, which are the only IRU Agreements relating to the Fiber/Conduit Networks and (B) any other Contracts relating to the Fiber/Conduit Networks (collectively, the “Fiber/Conduit Contracts”). True, correct and complete copies of the Fiber/Conduit Contracts have been delivered to Purchaser by Seller. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, the Business related to the Portland Fiber/Conduit Network exists solely pursuant to, and Seller has no right, title, interest in or any rights or obligations with respect to the Portland Fiber/Conduit Network except as expressly set forth in the IRU Agreements.

(b)   None of Seller’s Affiliates has any right, title, interest in any assets related to the Fiber/Conduit Networks.

(c)   The IRU Agreements are in full force and effect with respect to Seller and, to the Knowledge of Seller, with respect to any other party thereto. Seller, and to the Knowledge of Seller, any other party thereto, is not in material default under any of the IRU Agreements.

(d)   Seller has good, marketable and valid title to and rights under the Seattle Fiber/Conduit Network free and clear of all Liens, other than Permitted Liens.

(e)   To the Knowledge of Seller, the Seattle Fiber/Conduit Network has been owned and maintained in compliance with all material Laws during the period of ownership by Seller or any of its Affiliates.

(f)    To the Knowledge of Seller, the Portland Fiber/Conduit Network, during the period in which Seller or any of its Affiliates has had the right to operate such network, has been in compliance with all material Laws.

(g)   Neither Seller nor any of its Affiliates has any right, title, interest in the data center located in or about Hillsboro, Oregon.

(h)   To the Knowledge of Seller, except as set forth in Schedule 3.23 of the Seller Disclosure Schedule, Seller has no obligation or liabilities related to the Fiber/Conduit Networks.

(i)    To Seller’s Knowledge, no Person is using any of the Fiber/Conduit Networks.

(j)    To Seller’s Knowledge, all conduit in the Fiber/Conduit Networks is located in valid easements and public-rights of way.

(j)    To Seller’s Knowledge, the maps set forth on Section 2.1(a)(xvii) of the Seller Disclosure Schedule are true, accurate and complete.

Section 3.24    Disclosure. To Seller’s Knowledge, no representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller in writing to Purchaser pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1    Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Washington. Purchaser has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

Section 4.2    Authority. Subject to receipt of the Required Consents and the Material Contract Consents, Purchaser has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Purchaser of such transactions have been authorized by all requisite limited liability company action on the part of Purchaser and no other authorization of Purchaser or its members is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Purchaser and constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, (i) conflict with or violate any provision of the certificate of formation, operating agreement or other organizational documents of Purchaser, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Purchaser, except, with respect to clauses (ii) and (iii), for any such conflicts; violations, consents, approvals, breaches, losses, changes in control, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Purchaser.

(b)    The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the HSR Act, to the extent necessary, (ii) Material Contract Consents, (iii) Required Consents and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of this Agreement by Purchaser.

Section 4.4    Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or related to Purchaser which could affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and each Related Instrument. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser, which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated hereby.

Section 4.5    Financing. Purchaser has as of the date hereof and will have at Closing (through cash on hand, available borrowings under an existing credit facility or binding agreements to provide funds from investors in Purchaser), sufficient funds available in cash to pay the Purchase Price and all other amounts payable by Purchaser at the Closing and to perform its obligations hereunder following the Closing.

Section 4.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 4.7    Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the Conveyed Assets, the Assumed Liabilities and the Business and acknowledges that Purchaser has been provided access to the personnel, properties, premises and records of Seller relating to the Conveyed Assets, the Assumed Liabilities and the Business for such purpose. In entering into this Agreement, Purchaser has relied solely upon the express representations, warranties and covenants of Seller set forth in this Agreement and set forth in the Related Instruments and Purchaser’s own investigation and analysis. Purchaser acknowledges that, except as set forth in this Agreement and in the Related Instruments, none of Seller or any of its Affiliates or any of their respective directors, officers, employees, Affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or any of their respective directors, officers, employees, Affiliates, agents, advisors or representatives. Purchaser acknowledges that, except as expressly set forth in this Agreement and in the Related Instruments, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Business, the Conveyed Assets or the Assumed Liabilities, and without limiting the generality of the foregoing, except as expressly set forth in this Agreement and the Related Instruments, Purchaser acknowledges and agrees that, as between Purchaser and Seller, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.8    Purchaser Qualifications. Subject to obtaining all necessary consents and approvals from applicable Governmental Entities, including the Required Consents, Purchaser is qualified and able to acquire and hold or control each License under applicable Law, including but not limited to the Communications Act and rules and regulations of the Government Entity that issued such License. Purchaser does not have Knowledge of any facts that would materially impair, delay or preclude Purchaser’s ability to obtain any of the Required Consents. Without limiting the generality of the foregoing, to Purchaser’s Knowledge, (a) neither Purchaser nor any entity holding 5% or more of the direct or indirect voting equity in Purchaser has been determined by the FCC not to be qualified to hold an FCC license or to control a holder of an FCC license, and no proceeding in which such qualifications are at issue is pending, or to Purchaser’s Knowledge, threatened, before the FCC or on appeal of an FCC order; (b) neither Purchaser nor any entity holding 5% or more of the direct or indirect voting equity in Purchaser has been determined by the PUC or any other similar state agency in any state outside of the Territories not to be qualified to hold a license or to control a holder of a license issued by the PUC or such other similar state agency in any other state, and no proceeding in which such qualifications are at issue is pending before the PUC or such other state agency or on appeal of a PUC or other state agency order; and (c) neither Purchaser nor any entity holding 5% or more of the direct or indirect voting equity in Purchaser has been determined by any Local Franchise Authority or any other Governmental Entity in the Territories or in any other jurisdiction outside of the Territories not to be qualified to hold a franchise or other license or permit to operate a cable television system or other video distribution system or construct facilities of any nature in the public right of way.

ARTICLE V

COVENANTS

Section 5.1    Conduct of the Business. (a) During the period from the date hereof to the Closing, except as set forth in Section 5.1 of the Seller Disclosure Schedule, or unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), Seller shall (i) operate the Business in all material respects in the ordinary course of business consistent with past practice and in accordance with all applicable Laws; (ii) use its commercially reasonable efforts to preserve substantially intact the Conveyed Assets and the Business and preserve the goodwill of the Business taken as a whole and the relationships of the Business with franchising authorities, customers, advertisers, suppliers and others having business relationships with the Business; and (iii) give Purchaser prompt written notice of any action, suit, proceeding or investigation that is instituted or threatened against Seller to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement, any change (or event which with the passage of time the giving of notice would result in any change) in the condition, financial or otherwise, of the Business, any event, condition or fact that would cause any of its representations or warranties in this Agreement to be untrue in any material respect (or with respect to those representations and warranties qualified by materiality, to be untrue, after consideration of such qualifier, in any respect) and of any facts, events, circumstances, actions or developments which become known to Seller that, individually or in the aggregate, would have a Material Adverse Effect; provided that no communication of any information pursuant to this Section 5.1 shall qualify or limit in any way any representations or warranties made by Seller or any obligations or liabilities for breach thereof.

(b)   Without limiting the generality of Section 5.1(a), from the date of this Agreement to the Closing, except as set forth on Sections 3.10(c) and 5.1 of the Seller Disclosure Schedule or as expressly permitted by this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not:

(i)        subject the Conveyed Assets to any Lien, other than Permitted Liens;

(ii)       sell, transfer, lease, sublease, license or dispose of Conveyed Assets, except for the sale or disposal of inventory and obsolete equipment in the ordinary course of business or as permitted by Section 5.19;

(iii)      permit the amendment, modification, termination, renewal, suspension, abrogation or cancellation of any Assumed Contract or fail to perform any material obligations under any Assumed Contract;

(iv)     increase the compensation or benefits provided to any Transferred Employee, except for increases in the ordinary course of business and consistent with past practices;

(v)      permit the amendment, modification, termination, renewal, suspension, abrogation or cancellation of any material License, except in accordance with Section 5.3 hereof;

(vi)     enter into any Contract or commitment or incur any indebtedness or liability or obligation of any kind which would be binding on Purchaser after Closing and which: (A) could involve aggregate expenditure or receipt in excess of $10,000; (B) would have a term in excess of 12 months unless terminable without payment or penalty on not more than 30 days’ notice; (C) is not being entered into in the ordinary course and in accordance with past practice; (D) is not on arm’s-length terms; (E) is with an Affiliate of Seller; or (F) is otherwise material to the operation of the System or Business;

(vii)    increase the number of employees of the Business;

(viii)   voluntarily recognize any union as collective bargaining representative of any of the Employees or enter into a Contract or collective bargaining agreement governing the terms or condition of employment of or with any of the Employees or enter into any government Contracts giving rise to affirmative action obligations relating to any of the Employees;

(ix)      add or delete any broadcast channels or programming services with respect to the Business except to the extent required under the Communications Act or any other Law or change the rate charged for any subscriber service with respect to the Business;

(x)      engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course or inconsistent with past practices with respect to the Business;

(xi)      materially change its accounting practices or policies or its application thereof; and

(xii)     agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (i) through (xi) above.

(c)   Without limiting the generality of Section 5.1(a), from the date of this Agreement to the Closing, Seller shall:

(i)       deliver to Purchaser true, correct and complete copies of monthly and quarterly financial statements (prepared on a basis consistent with the Financial Information) and operating reports for the operations of the Business, including subscriber reports, and any other management or operational reports with respect to the operations of the Systems prepared by or for Seller;

(ii)      continue to pursue in the ordinary course of business, consistent with past practices, Ordinary Capital Expenditures and promptly notify Purchaser in writing of any extraordinary opportunity for material business development or System expansion;

(iii)      maintain the Conveyed Assets and the System in good operating condition in a manner consistent with past practice (subject to ordinary wear and tear), including performing all reasonable maintenance when scheduled or otherwise appropriate;

(iv)     continue to carry insurance with respect to the Business and the Conveyed Assets, insuring the same against loss or damage by fire and other risks, consistent with past practice;

(v)       keep all of its books, records and files in the ordinary course of business in accordance with past practice, and pay, consistent with past practice, all of its accounts payable and other debts, liabilities and obligations relating to the Business;

(vi)      continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement and consistent with past practice, and Seller will not itself, and will not permit any of its officers, directors, shareholders, partners, agents or employees to, pay or forgive any of Seller’s subscriber accounts receivable prior to the Closing Date;

(vii)    at Purchaser’s request, obtain a renewal of each Right of Entry Agreement that expires within 12 months of the Closing Date on terms and conditions satisfactory to Purchaser, and use commercially reasonable efforts to reduce any Right of Entry Agreements that are designated as “oral agreements” on Section 3.19(b) of the Seller Disclosure Schedule to writing, in each case in form and substance reasonably acceptable to Purchaser; and

(viii)   maintain the Required Inventory, for (i) all equipment for the deployment and provisioning of cable modems, set top converter boxes and other customer premises equipment, at not less than normal historical levels consistent with Seller’s past practice and necessary to meet the operational requirements of the Business in the ordinary course for not less than 45 days following Closing and (ii) for all other items necessary for the operation and maintenance of the System, as required based on past practices during the preceding 12-month period.

Section 5.2    Access to Information; Confidentiality; Cooperation.

(a)   After the date hereof and prior to the Closing, Seller shall permit Purchaser and its authorized Representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to Seller’s books and records to the extent directly relating to the Conveyed Assets, the Assumed Liabilities and the Business (excluding personnel and medical records that Seller is prohibited from disclosing pursuant to any Law), and Seller shall furnish promptly to Purchaser such information in Seller’s possession concerning the Conveyed Assets, the Assumed Liabilities and the Business as Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to materially interfere with the operation of the Business. Notwithstanding the foregoing, (i) Seller need not disclose to Purchaser any information which would (A) violate applicable Law, (B) result in a breach of attorney-client privilege or similar privilege, (C) violate the terms of any confidentiality or non-disclosure agreement or similar agreement to which Seller is bound, or (D) breach any duty of confidentiality owed to a third-party, and (ii) Seller may redact such portions of its books and records that do not directly relate to the Conveyed Assets, the Assumed Liabilities and the Business.

(b)   Information disclosed to Purchaser pursuant to this Agreement and in connection with the transactions contemplated hereby (including all information set forth in the Seller Disclosure Schedule) shall be held as Proprietary Information (as defined in the letter agreement, dated as of June 3, 2005, by and between Seller and Purchaser (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement; and Purchaser, in accordance therewith, shall cause its Representatives (as defined in the Confidentiality Agreement) to treat as Proprietary Information all of the information provided by Seller pursuant to this Agreement and not to use such information except in connection with the transactions contemplated hereby and otherwise in accordance with the Confidentiality Agreement.

(c)   Following the Closing, for so long as such information is retained by Purchaser (which shall be for a period of at least six years), Purchaser shall permit Seller and its authorized Representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Purchaser, to the books, records and personnel relating to the Conveyed Assets, Assumed Liabilities and the Business, to the extent that such access may be reasonably required (i) in connection with the preparation of Seller’s accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Business, (iii) in connection with any regulatory filing or matter or (iv) in connection with any other valid legal or business purpose of Seller. Purchaser shall maintain such books and records in an easily accessible format and at accessible locations. Notwithstanding the foregoing, (i) Purchaser need not disclose to Seller any information which would violate applicable Law, result in a breach of attorney client privilege on similar privilege, violate any confidentiality or non-disclosure agreement or similar agreement or arrangement to which Purchaser is a party or is proprietary in nature, and (ii) Purchaser may redact such books and records that do not directly relate to the Conveyed Assets, Assumed Liabilities or the Business.

(d)   Following the Closing, for so long as such information is retained by Seller (which shall be for a period of at least six years), Seller shall permit Purchaser and its authorized Representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to the Retained Information to the extent such access may be reasonably required (i) in connection with the preparation of Purchaser’s accounting records or with any audits, (ii) in connection with any suit, claim, action, proceeding or investigation relating to the Business, (iii) in connection with any regulatory filing or matter or (iv) in connection with any other valid legal or business purpose of Purchaser. Seller shall maintain such books and records in an easily accessible format and at accessible locations. Notwithstanding the foregoing, (i) Seller need not disclose to Purchaser any information which would violate applicable Law, result in a breach of attorney-client privilege or similar privilege, violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Seller is a party or is proprietary in nature and (ii) Seller may redact such portions of the Retained Information that do not directly relate to the Conveyed Assets, the Assumed Liabilities or the Business.

(e)   Following the Closing, Purchaser shall, and shall instruct its employees to, at Seller’s request, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Business in existence as of the date of this Agreement or that is brought against Seller or any of its Affiliates at any time after the date of this Agreement; provided, however that such cooperation shall not materially interfere with Purchaser’s conduct of its business or with Purchaser’s employees’ performance of their duties to Purchaser.

(f)   Following the Closing, Seller shall, and shall instruct its employees to, at Purchaser’s request, cooperate with Purchaser as may be reasonably required (i) in connection with the investigation and defense of any suit, claim, action, proceeding or investigation set forth on Section 3.14(a) of the Seller Disclosure Schedule (it being understood and that each such suit, claim, action, proceeding and investigation is an Excluded Liability), (ii) in order to respond to inquiries or requests from Governmental Entities with respect to the conduct of the Business during the period prior to Closing; provided, however, that such cooperation shall not materially interfere with Seller’s conduct of its business or with Seller’s employees’ performance of their duties to Seller.

Section 5.3    Appropriate Action; Consents; Filings.

(a)   Subject to Section 5.3(c) hereof, Seller and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders (including, but not limited to, those required, if any, with respect to transfers of interests in the Real Property) required to (A) be obtained or made by Seller or Purchaser or any of their Affiliates to consummate the transactions contemplated by this Agreement, including the FCC Consents, the LFA Consents and the PUC Consents, (B) avoid any action or proceeding by any Governmental Entity and antitrust and competition Laws of any other applicable jurisdiction) in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as soon as reasonably possible, or (C) renew or extend, as applicable, each expired License which is not in full force and effect and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the antitrust and competition Laws of any other applicable jurisdiction, in each case, to the extent required by applicable Law, (B) the Communications Act or (C) any other applicable Law. Seller and Purchaser shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each party shall, subject to any restrictions under applicable Law and to the extent practicable, (i) promptly notify the other party of any communication to the notifying party from any Governmental Entity with respect to this Agreement and the transactions contemplated hereby; and (ii) permit a Representative of the other party reasonably acceptable to the first party to attend and participate in meetings (telephonic or otherwise) with any Governmental Entity with respect to this Agreement and the transactions contemplated hereby. Seller and Purchaser shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all the information relating to Seller or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, Purchaser and Seller may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission. Each of Seller and Purchaser shall bear its own costs and expenses in connection with its performance under this Section 5.3 and Section 5.4 (including the fees of its attorneys, accountants and other professional advisors), and with respect to other costs and expenses, (i) Seller and Purchaser shall split equally any fees imposed by the FCC, the PUC or any LFA for filing of applications in accordance with published fee schedules or set forth in the Licenses; (ii) Purchaser shall be solely responsible for and shall promptly pay any third-party legal and accounting fees imposed by an LFA with respect to Purchaser’s qualifications as a proposed transferee of a Franchise; and (iii) Seller shall be solely responsible for and shall promptly pay (A) any other costs or expenses (including audit fees, technical inspection fees, and third-party legal and accounting fees imposed with respect to either Seller’s operation of a Franchise or the proposed transfer of a Franchise) necessary to obtain any of the Required Consents, (B) any fees or assessments required to be paid, or any costs and expenses associated with the cure or otherwise relating to any breach or non-compliance on its part, which are required to be paid prior to obtaining a Required Consent; and (C) any fees imposed by any third party for filing of applications or any other costs or expenses necessary, subject to Section 5.3(d), to obtain any of the Material Contract Consents. From and after Closing, Purchaser shall make, or cause to be made, in a timely manner all filings, notices and other submissions to reflect the effects of the consummation of the Transaction with all applicable Governmental Authorities requiring any such filings, notices or other submissions under applicable Law.

(b)   Without limiting Sections 5.3(a) or 5.3(b), Purchaser and Seller shall:

(i)       promptly, and in no event later than 45 days after the date hereof, provide to the Federal Trade Commission or Department of Justice, as the case may be, such information as may be requested by the Federal Trade Commission or Department of Justice, as the case may be, and shall cause their respective officers and employees to respond to any information or other requests from the Federal Trade Commission or Department of Justice, as the case may be (including complying with requests for in-person meetings), in connection with the review by the Federal Trade Commission or Department of Justice, as the case may be, of this Agreement and the transactions contemplated hereby; and

(ii)      promptly, and in no event later than 45 days after the date hereof, submit to the FCC and the California PUC all applications, notices and other filings and shall timely and diligently seek to obtain any other approvals or consents necessary to consummate the transactions contemplated hereby and to consummate the transfer from Seller to Purchaser of any Licenses used by Seller to conduct the Business, other than the FCC Section 214 Authorizations and Seller’s PUC Certificate.

(c)   Without limiting Sections 5.3(a) or 5.3(b), but subject to Section 5.3(d), Purchaser and Seller shall use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign or transfer any Conveyed Asset to Purchaser or to novate all obligations and liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates with respect to Assumed Liabilities so that, in any such case, Purchaser shall be solely responsible for the Assumed Liabilities.

(d)   Notwithstanding anything in this Agreement to the contrary (including paragraphs (a) and (b) of this Section 5.3), neither Seller, Purchaser nor any of its respective Affiliates shall be required to pay to any third-party any transfer fee or other material consideration (which for purposes of this Section means a payment of $1,000 or more), other than (i) in accordance with published fee schedules or as set forth in the Licenses or Assumed Contracts and (ii) any fees, assessments, costs and expenses associated with the cure or otherwise relating to any breach or non-compliance on its part.

(e)   At or prior to the Closing, Seller shall pay in full all amounts owing under the terms of each lease relating to any motor vehicle and any Equipment (excluding any lease for photocopiers, postage machines and other non-material items of Equipment), that is included in the Conveyed Assets. At Closing, Seller shall deliver to Purchaser evidence of such payments, and as soon as practicable following the Closing, and in any event no later than 30 days following the Closing, Seller shall deliver to Purchaser evidence of title to such vehicles and Equipment free and clear of all Liens.

(f)   Section 5.3(f) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Rule 20 undergrounding projects applicable to the System that are outstanding as of the date hereof, indicating for each such project the required date of completion. Seller shall promptly notify Purchaser of any new or additional Rule 20 undergrounding projects applicable to the System that are received after the date hereof. Seller agrees that it will use its reasonable commercial efforts to complete in a timely manner and by the applicable date for completion all Rule 20 undergrounding projects applicable to the System with a completion date prior to Closing (collectively, the “Pre-Closing Rule 20 Projects”). Seller shall keep Purchaser apprised on the status of completion of, and shall promptly notify Purchaser of any material modification to, all Rule 20 undergrounding projects applicable to the System. Without Purchaser’s prior written consent, Seller shall not request, apply for or otherwise seek or obtain an extension of the applicable completion date for any Pre-Closing Rule 20 Project beyond the Closing Date. With respect to any Rule 20 undergrounding project applicable to the System that has a completion date after the Closing Date, Seller shall use its reasonable commercial efforts towards completion of the Rule 20 undergrounding project up to the Closing Date and Purchaser shall be responsible for completion of, and use its reasonable commercial efforts to complete, the Rule 20 undergrounding project after the Closing.

Section 5.4    Covenants Relating to Transfer of Franchises.

(a)   As soon as practicable after the date hereof but in no event later than 20 Business Days after the date hereof, Purchaser shall prepare and submit FCC Form 394 transfer applications to the Local Franchising Authorities, and Seller shall cooperate with Purchaser to provide any information required by such applications that is within the Knowledge of Seller.

(b)   Purchaser and Seller shall use their respective best efforts to obtain the LFA Consents as expeditiously as possible. Purchaser and Seller agree that (i) it shall be the responsibility of Purchaser to satisfy the concerns, if any, of such Local Franchising Authorities as to Purchaser’s qualifications to hold the Franchises (including any concerns arising from any prior failures by Purchaser to comply with any Franchise it may hold or with any federal, state and local laws) and ability to perform pursuant to the Franchises and Purchaser agrees to use its best efforts to satisfy such concerns; and (ii) it shall be the responsibility of Seller to satisfy the concerns, if any, pursuant to lawful requests of such Local Franchising Authorities as to any prior failures by Seller to comply with any Franchise and any federal, state and local Laws governing the System or the Business and, to the extent required, to remedy such compliance issues all at Seller’s sole cost and expense, and Seller agrees to use its best efforts to satisfy such concerns and remedy such failures. Without Seller’s and Purchaser’s prior written consent, no such LFA Consent shall impose any adverse restrictions or obligations on Seller and/or Purchaser.

(c)   Purchaser and Seller shall cooperate fully with each other in obtaining any necessary LFA Consents, including helping each other to arrange and facilitate negotiations with Local Franchising Authorities. Each of Purchaser and Seller shall bear its own expenses in connection with the preparation, filing and prosecution of the FCC Form 394 filings and related local transfer proceedings; provided, however, that Purchaser shall bear any costs arising with respect to the performance of the Franchises post-Closing in accordance with the terms of any Franchises, including any amendments, conditions, or modifications executed or assumed by Purchaser or under the terms of any LFA Consents agreed to in writing by Purchaser, and Purchaser agrees that it will accept or agree to any proposed reasonable, non-material changes, amendments or modifications to the terms and conditions of any Licenses.

(d)   Purchaser and Seller agree that they shall not, without the prior written consent of the other party, (i) propose any amendments, conditions, or modifications to the Franchises, (ii) agree to any extension of the 120-day period under the Communications Act for a Local Franchising Authority to act upon a LFA Consent application or (iii) make any proposals or, without limiting the provisions of Section 5.4(a), take other actions that could reasonably be expected to (A) adversely affect the likelihood that the LFA Consent will be granted or (B) delay the grant of any such Consent beyond the 120-day period following submission of the FCC Form 394 transfer application.

(e)   At the outset of any communications and discussions with any Local Franchising Authority and as reasonably appropriate throughout such communications and discussions, (i) Purchaser shall reiterate to such Local Franchising Authority Purchaser’s willingness and ability to accept and assume all the obligations of such Franchise, without material amendment, modification or imposition of any additional material obligations or commitments and (ii) Purchaser and Seller shall reiterate that they each desire to secure the LFA Consent as expeditiously as possible, and in no event later than the end of the 120-day period following submission of the Form 394 and other required information to the Local Franchising Authority. If, at any time, a Local Franchising Authority indicates that it will approve the transfer of a Franchise in such form as it exists as of the date hereof without amendment, modification or imposition of any additional obligations or commitments, then Purchaser shall agree to accept the transfer approval on such terms.

(f)   Purchaser shall promptly make available to any Local Franchising Authority such accurate and complete information regarding Purchaser and Purchaser’s owners, officers and directors, including financial information concerning Purchaser and other information relating to the cable and other media operations of Purchaser and its Affiliates, as a Local Franchising Authority may reasonably require in connection with obtaining the LFA Consent, and Purchaser shall promptly make available to Seller a copy of any such information provided to a Local Franchising Authority.

(g)   Seller shall promptly make available to any Local Franchising Authority such accurate and complete information regarding the System and Seller’s compliance with Franchise obligations as a Local Franchising Authority may reasonably require in connection with obtaining the LFA Consent, and Seller shall promptly make available to Purchaser a copy of any such information provided to a Local Franchising Authority.

(h)   Upon receipt of prior notice thereof, Purchaser and Seller shall ensure that their respective appropriate officers and employees shall be available to attend, as Seller, Purchaser or the Local Franchising Authority may request, any scheduled hearings or meetings in connection with obtaining any Consent of the applicable Local Franchising Authorities.

(i)   Purchaser shall use its best efforts to enter into substitute performance bond and letter of credit arrangements to replace the Seller’s bonds and letters of credit established pursuant to the Licenses.

Section 5.5    Further Assurances. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby.

Section 5.6    Tax Matters. (a) Periodic Taxes. All personal property and Real Property Taxes and similar ad valorem obligations levied with respect to the Conveyed Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill or payment of any amount with respect to any such Taxes for which it is entitled to reimbursement under this Section 5.6, each of Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.6 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 20 Business Days after delivery of such statement.

(b)   Tax Cooperation. Without duplication of Section 5.2, Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Conveyed Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

Section 5.7    Publicity. Except as otherwise required by applicable Law or applicable stock exchange or NASDAQ requirements, prior to the Closing, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Purchaser and Seller. Purchaser and Seller shall, and each of them shall cause their respective Affiliates, Representatives and agents to, use reasonable commercial efforts to cooperate in the preparation of and agree with respect to the content of any press release or public announcement with respect to the transactions contemplated by this Agreement; provided, that each of Seller and Purchaser may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures, press releases or public statements issued pursuant to this Section 5.7 and which do not reveal non-public information about the other party. The parties hereto agree to issue a joint press release in the form which has previously been agreed to by both Purchaser and Seller, to announce the execution of this Agreement. The parties agree to issue a joint press release, reasonably acceptable to each of them, to announce the Closing and not to issue any press release or make any other public statement inconsistent with such press release.

Section 5.8    Certain Provisions Relating to the Transfer. (a) In the event that record or beneficial ownership or possession of any Excluded Asset or Excluded Liability has been transferred to Purchaser on or after the Closing Date, Seller and Purchaser shall use their reasonable best efforts to transfer, or cause to be transferred, to Seller such Excluded Asset or Excluded Liability; and, pending such transfer to Seller, Purchaser shall hold such Excluded Asset or Excluded Liability and use its commercially reasonable efforts to provide to Seller all of the benefits and liabilities associated with the ownership and operation of such Excluded Asset or Excluded Liability and, accordingly, Purchaser shall cause such Excluded Asset or Excluded Liability to be operated or retained as may reasonably be instructed by Seller. Seller shall defend, indemnify and hold harmless Purchaser Indemnified Parties for any Losses resulting from the operation or retention of such Excluded Assets or Excluded Liabilities so long as such operation or retention is in accordance with Seller’s instructions.

(b)   Except in respect of Nonassignable Assets (which are the subject of Section 2.7 hereof), in the event that record or beneficial ownership or possession of any Conveyed Asset or any Assumed Liability has not been transferred to Purchaser on the Closing Date, Seller and Purchaser shall cooperate and shall use their reasonable best efforts to transfer, or cause to be transferred, from Seller to Purchaser, such Conveyed Asset or Assumed Liability, and pending such transfer to Purchaser, Seller shall hold such Conveyed Asset or Assumed Liability and provide to Purchaser all of the benefits and liabilities associated with the ownership and operation of such Conveyed Asset or Assumed Liability and, accordingly, Seller shall cause such Conveyed Asset or Assumed Liability to be operated or retained as may reasonably be instructed by Purchaser. Purchaser shall defend, indemnify and hold harmless the Seller Indemnified Parties for any Losses resulting from the operation or retention of such Conveyed Assets or Assumed Liabilities so long as such operation or retention is in accordance with Purchaser’s instructions.

Section 5.9    Transferred Employees. (a) Seller shall provide Purchaser with an updated Section 3.13(a) of the Seller Disclosure Schedule, dated and delivered to Purchaser as of a date not more than 15 Business Days prior to the Closing Date. Prior to the Closing, Purchaser may offer, or cause to be offered, employment, effective as of the Closing to any Employee employed by the Business (each, a “Designated Employee”). Such offers of employment shall be either (i) on terms and conditions consistent with Purchaser’s customary employment policies (each, a “Non-Qualifying Offer”), or (ii) at least as favorable as the terms and conditions of such Designated Employee’s employment by Seller, including with respect to salary, bonus, title, employment classification, grade, benefits, and severance (each, a “Qualifying Offer”). Purchaser shall provide written notice to Seller as to of the identity of the Designated Employees as soon as practicable after the date hereof, and, in any case at least ten Business Days prior to the Closing. Designated Employees who accept such Non-Qualifying and Qualifying Offers as of the Closing are referred to herein as the “Transferred Employees.” Effective as of the Closing Date, Seller shall terminate employment of the Transferred Employees and shall pay in full to each such Transferred Employee all wages, severance payments, bonuses, medical and workers’ compensation claims, short-term or long-term disability benefits, vacation pay, sick pay and any other compensation or employee benefit owing to such Transferred Employee for all periods prior to Closing.

(b)   The compensation and benefits offered to the Transferred Employees shall be no less favorable than the compensation and benefits provided to similarly situated employees of Purchaser. Seller shall cooperate as may reasonably be requested by Purchaser with respect to the offer of employment to any Designated Employee and effecting the transition of the Transferred Employees to Purchaser. Following the execution of this Agreement, Seller will permit Purchaser to interview any Employee within a reasonable period of time prior to the Closing and, subject to the consent of each such Employee, will provide Purchaser with reasonable access to such Employee’s personnel records (including performance appraisals, disciplinary actions, and grievances) in connection with such employment interviews.

(c)   Seller agrees that, for a period of one year following the Closing, it will not employ or make an offer of employment to any Designated Employee (i) who is not a Transferred Employee and (ii) receives severance payments from Seller in connection with the termination of his employment by Seller.

(d)   Seller shall remain responsible for any then pending claim made, or any claim then-legally permitted to be made, by Transferred Employees under any Seller Benefit Plan as of the Closing Date.

(e)   For purposes of determining eligibility, vesting and vacation entitlement (but not for any other purpose, including benefit determination or accruals) for benefits made available by Purchaser to Transferred Employees after the Closing, service with Seller (and predecessor employers to the extent Seller provides past service credit) shall be treated as service with Purchaser; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Seller Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Transferred Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Seller Benefit Plan for the plan year in which the Closing occurs.

(f)   Effective as of the Closing, Purchaser shall be responsible for providing cash severance benefits, at least as favorable as those which would have been provided by Seller (a true, correct and complete description of which is set forth on Section 5.9(f) of the Seller Disclosure Schedule), to any Transferred Employee who accepts a Non-Qualifying Offer and who, within 12 months after the Closing, either (i) is terminated by Purchaser other than For Cause, or (ii) terminates his or her employment with Purchaser for Good Reason.

(g)   Should Purchaser maintain a 401(k) or comparable savings plan, such plan shall accept eligible roll-overs and allow immediate participation therein by Transferred Employees.

(h)   Seller shall treat any unused vacation days accrued by Transferred Employees as of the Closing under the applicable vacation policy of Seller, and Purchaser shall have no responsibility or liability with respect to such accrued vacation days.

(i)   Purchaser and Seller shall, to the extent possible, treat Purchaser as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act.

(j)   Seller shall be responsible, and Purchaser shall have no responsibility or liability, for providing health care continuation coverage and notice of such coverage to Designated Employees or their eligible dependents, without regard to whether the entitlement to such coverage (or notice of such coverage) arises in connection with the transactions contemplated by this Agreement. Seller’s obligations with respect to continuation coverage shall continue for the full continuation coverage period set forth in Section 602(2)(A) of ERISA and in accordance with the applicable Treasury regulations under Section 4980B of the Code. Purchaser shall notify Seller as soon as Transferred Employees become eligible and elect to participate under Purchaser’s health care plan following the Closing.

(k)   Purchaser shall defend, indemnify and hold Seller Indemnified Parties harmless against all liabilities or obligations, if any, which may arise under the Worker Adjustment Retraining Notification Act, 29 U.S.C. § 2101 et seq., or under any similar provision of any federal or state law, rule, or regulation arising as a result of Purchaser’s conduct following the Closing. Seller shall defend, indemnify and hold Purchaser Indemnified Parties harmless against all liabilities or obligations, if any, which may arise under the Worker Adjustment Retraining Notification Act, 29 U.S.C. § 2101 et seq., or under any similar provision of any federal or state law, rule, or regulation arising solely as a result of Seller’s conduct, including in connection with Seller’s termination of the Transferred Employees prior to the Closing and any non-Transferred Employees whether occurring prior or after Closing.

Section 5.10    Contacts with Customers and Employees. Without the prior consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, prior to the Closing, Purchaser shall not, and shall cause its Representatives not to, contact customers of the Business (except for incidental contact), any employees of Seller or its Affiliates, any counterparties (other than Seller) to any Assumed Contracts set forth on the Seller Disclosure Schedule, or any Governmental Entity (other than in connection with consents, approvals or waivers required to be obtained by Purchaser from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in connection with or pertaining to the transactions contemplated by this Agreement provided, that this Section 5.10 shall not be construed to prohibit Purchaser from (i) contacting, on an ongoing basis officers of Seller Parent in connection with the consummation of the transactions contemplated by this Agreement or (ii) conducting interviews with the Employee of the Business who occupies the position of General Manager as of the date hereof or any successor thereto.

Section 5.11    Use of Intellectual Property. Purchaser and its Affiliates shall not, directly or indirectly, disclose to any Person or use any trade secrets or other Intellectual Property of Seller (including information regarding customers, vendors, suppliers, training programs, manuals or materials, technical information, Contracts, systems, procedures, mailing lists, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of Seller’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, or rights to Intellectual Property which Seller licenses from third parties), in any form, whether acquired prior to or after the Closing, that is not a Conveyed Asset, except as provided in Section 5.10 or as contemplated by Section 5.8(a).

Section 5.12    Nonsolicitation.

(a)   Purchaser, on the one hand, and Seller, on the other hand, covenant and agree that for a period of two years after Closing, neither Purchaser and its Affiliates nor Seller or its Affiliates shall directly or indirectly solicit or hire any employee of the other party; provided, however, that the foregoing shall not apply (i) with respect to any employee as to whom conversations were initiated by Seller or its Affiliates or Purchaser or its Affiliates, as the case may be, after such employee was discharged from employment with the other party or (ii) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such employee(s) of Purchaser and any of its Affiliates or Seller or any of its Affiliates.

(b)   At all times after the Closing, none of Seller or its Affiliates shall directly or indirectly communicate, publish or otherwise disclose to any Person other than Seller or Purchaser, any of their Affiliates or any of their respective officers, directors or representatives subject to confidentiality obligations, or use (whether for Seller’s or its Affiliates’ benefit or for the benefit of any other Person), any confidential or proprietary property, knowledge or information relating to the Business or the Conveyed Assets as of the Closing.

(c)   If any provision of this Section 5.12, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other provisions of this Section 5.12, or the application thereof shall not be affected thereby and shall be enforceable without regard thereto. If any provision of this Section 5.12, or the application thereof, is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such provision shall then be enforceable in its reduced or limited form.

Section 5.13    Alternative Transactions. (a) From and after the date hereof until the Closing Date, each of Seller and Seller Parent shall, and shall cause its respective employees, officers, directors, agents, attorneys, investment bankers, accountants and other agents and representatives (collectively, the “Representatives”) to, (i) cease and cause to be terminated any and all existing activities, discussions or negotiations with third parties conducted prior to the date hereof with respect to the direct or indirect sale, transfer or other disposition, in one or more transactions, of the Business, the Conveyed Assets or any ownership interest in Seller (an “Alternative Transaction”) and (ii) not directly or indirectly offer, initiate, solicit or respond to any inquiries or the making of any proposal or offer, or participate in any discussions pertaining to, or furnish or make available any information to any Person with respect to an Alternative Transaction. Seller and Seller Parent shall promptly notify Purchaser in writing of any unsolicited request for information, inquiry or proposal from a third party that involves a bona fide proposal for an Alternative Transaction.

(b)   Notwithstanding the foregoing Section 5.13(a), if, during the 45-day period commencing on the date hereof, (i) any of Seller, Seller Parent or their Representatives has received a bona fide unsolicited written proposal for an Alternative Transaction from a third party and (ii) Seller or Seller Parent has reasonably determined that such proposed Alternative Transaction constitutes a Superior Competing Proposal, and provided that no breach of this Section 5.13 has occurred, Seller may take any of the actions otherwise restricted by Section 5.13(a) and may enter into a definitive agreement with respect to such Superior Competing Proposal after termination of this Agreement in accordance with Section 7.1(e) and compliance with the provisions of Section 7.5(c).

Section 5.14    Noncompetition. (a) Each of Seller and Seller Parent agrees that, prior to the second anniversary of the Closing Date, it will not, nor will it permit any of its Affiliates (but not including natural persons or shareholders who are Affiliates) to, without the written consent of Purchaser, own or operate or otherwise engage in a Competitive Business within any of the Territories. A “Competitive Business” means any cable television, multi-channel multipoint distribution system, direct broadcast satellite, multipoint distribution service, satellite master antenna television or other multi-channel video signal distribution business, high speed data business or residential or commercial telephony business.

(b)   Notwithstanding Section 5.14(a), (i) Seller, Seller Parent or any acquirer of Seller Parent shall not be considered in breach of Section 5.14(a) if Seller Parent or all or substantially all of its assets are acquired and the Competitive Business of the acquirer of Seller Parent constitutes less than 20% of the annual revenues of the acquirer of Seller Parent and (ii) Seller and its Affiliates may continue to provide carriage and termination (but not the origination) of voice/data traffic for long distance and carrier customers.

(c)   It is the intention of the parties that if any of the restrictions contained in Section 5.14(a) are held to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

(d)   Each of Seller and Seller Parent acknowledges, stipulates and agrees that a breach of the restrictions set forth in Section 5.14(a) could result in irreparable harm and continuing damage to Purchaser for which there may be no adequate remedy at law and further agrees that in the event of any breach of such obligation, Purchaser may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

Section 5.15    Updated Seller Disclosure Schedule. (a) Seller will from time to time prior to the Closing promptly supplement or amend the Seller Disclosure Schedule with respect to any matter that existed as of the date of this Agreement and should have been set forth or described in the Seller Disclosure Schedule. No disclosure by Seller pursuant to this Section 5.15(a) , however, will be deemed to amend or supplement such Schedules or to have qualified the representations and warranties contained in this Agreement, unless Purchaser expressly consents to such supplement in writing.

(b)   Seller will from time to time prior to the Closing promptly supplement or amend the Seller Disclosure Schedule with respect to any matter arising after the date of this Agreement, that, if existing as of the date of this Agreement, would have been required to be set forth or described in such Schedules in order to make any representation or warranty set forth in Article V true and correct as of such date. Any disclosure by Seller pursuant to this Section 5.15(b) will be deemed to amend and supplement Seller Disclosure Schedule and to have qualified the representations and warranties contained in this Agreement but only if Purchaser has approved such disclosure in writing.

(c)   Certain items or documents listed on the Seller Disclosure Schedule have been marked by Seller with an asterisk. Not later than ten Business Days after the date of this Agreement, Seller shall deliver to Purchaser true, complete and correct copies of each of the asterisked items or documents. With respect to any item or document noted by an asterisk on the Seller Disclosure Schedule, Purchaser shall have no obligation or liability thereunder, and the same shall be an Excluded Liability, unless Purchaser consents in writing, which consent shall not be unreasonably withheld, after its receipt and review of a true, correct and complete copy thereof.

Section 5.16    Risk of Loss. The risk of any loss or damage to the Business or System resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Seller at all times prior to Closing. Seller will immediately notify Purchaser in writing of any such loss or damage that is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the Business or System or the replacement or restoration of the lost or damaged property within 20 days or, if earlier, prior to the Closing Date.

Section 5.17    Transition Services Agreement. Following Closing, Seller shall provide to Purchaser certain transition services with the schedule of, and periods for, services to be provided and payments to be made therefor by Purchaser to Seller, substantially on the terms provided in the Transition Services Term Sheet, and Seller and Purchaser shall negotiate, in good faith, acting reasonably, to reach agreement, within 60 days from the date of this Agreement, on the terms of a transition services agreement with respect to such transition services to be provided by Seller to Purchaser (the “Transition Services Agreement”).

Section 5.18    Option Related to Los Angeles System. Seller agrees that Purchaser shall have the option, on the terms set forth on Exhibit I, exercisable upon written notice to Seller, for a period of 120 days following the date hereof (the “Option Period”), at its sole discretion, to purchase the LA Business. Notwithstanding the foregoing, if at any time prior to the expiration of the Option Period, Seller receives a binding, bona fide offer from any Person with respect to the LA Business that Seller intends to accept, Seller shall notify Purchaser of the material terms thereof in writing (the “Sale Notice”), which shall set forth a description of the consideration and material terms of any written proposal, term sheet or letter of intent or other agreement relating to the proposed purchase. Purchaser shall have the right for a period of 10 days from receipt of the notice by Seller, exercisable upon written notice to the Seller, to purchase the LA Business on substantially the same terms and conditions as set forth in the Transfer Notice (the “Purchase Right”). If Purchaser declines to exercise the Purchase Right, Seller shall be permitted to consummate the sale of the LA Business on substantially the same terms and conditions as specified by Seller in the Sale Notice.

Section 5.19    Inventory. (a) Seller and Purchaser agree that prior to Closing, upon five Business Days prior written notice to Purchaser Seller may remove any items of Inventory (other than items that constitute the Required Inventory) from the Business which Seller wishes to remove and not have included in the Conveyed Assets; provided, however, that the foregoing will not affect the covenants of Seller set forth in Section 5.1(c)(viii) and Seller’s obligation to deliver the Required Inventory at the Closing.

(b)   At any time prior to Closing, Seller may offer to sell to Purchaser items of Inventory which will not be required for the Required Inventory at Closing and Purchaser may, but shall have no obligation to, purchase such items of Inventory at prices to be mutually agreed upon by Seller and Purchaser.

Section 5.20    Portland Fiber/Conduit Network. For a period of up to 120 days following the date hereof, Purchaser shall have the right, in its sole discretion, exercisable upon written notice to Seller, to elect by written notice to Seller not to purchase the Portland Fiber Network, in which case the Portland Fiber Network and the related Fiber/Conduit Contracts and other related assets and liabilities shall be deemed to be Excluded Assets and Excluded Liabilities, as applicable, and as a result of such election, none of the representations, warranties, covenants, or other rights, duties, obligations or liabilities of the parties set forth herein, shall apply with respect to the Portland Fiber Network, the related Fiber/Conduit Contracts, or any other related assets or liabilities that are reclassified as Excluded Assets or Excluded Liabilities, as the case may be, as a result of Purchaser’s election under this Section 5.20.

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by agreement of Seller and Purchaser and, to the extent permitted by applicable Law:

(a)   There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

(b)   All LFA Consents shall have been obtained.

(c)   The FCC Consents and PUC Consents shall have been obtained.

Section 6.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

(a)   The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(b)   Seller and its Affiliates shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Seller or its Affiliates under this Agreement at or prior to the Closing;

(c)   Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an officer of Seller, to the effect of Section 6.2(a) and Section 6.2(b) above and Section 6.2(f) and Section 6.2(g) below;

(d)   Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 2.6(b) hereof; and

(e)   Purchaser shall have received, in each case in form and substance reasonably satisfactory to Purchaser, the consents to the assignment of the Material Contracts indicated with an “asterisk” on Section 3.3(b)(iii) of the Seller Disclosure Schedule (the “Material Contract Consents”) and no such consent shall have effected a modification or amendment to the material terms or conditions of any of such Material Contracts, other than as approved in writing by Purchaser, or shall have been revoked.

(f)   Between June 30, 2006 and the Closing, there shall have been no change, event, circumstance or occurrence that would constitute a Material Adverse Effect, other than any change, event, circumstance or occurrence (i) to the extent due to, resulting from or otherwise attributable to the public announcement of the transactions contemplated by this Agreement or the identity of Purchaser, the pendency of this Agreement or the transactions contemplated hereby, (ii) solely due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Purchaser, or (iii) to the extent relating to the Excluded Liabilities or Excluded Assets.

(g)   The Asset Drop Down shall have occurred in accordance with Section 2.9 and the LLC shall own all of the Network Assets free and clear of all Liens, other than Permitted Liens, and there will be no payment obligation or other liability (including unasserted claims and contingent liabilities whether known or unknown) of the LLC that is not either paid in full or an Assumed Liability.

Section 6.3    Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

(a)   The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of the transactions contemplated by this Agreement;

(b)   Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

(c)   Seller shall have received from Purchaser a certificate dated the Closing Date, duly executed by an officer of Purchaser, to the effect of Section 6.3(a) and Section 6.3(b) above;

(d)   Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 2.6(c) hereof; and

(e)   Purchaser shall have paid to (i) the Escrow Agent the Indemnification Escrow Amount in immediately available funds and (ii) Seller the balance of the Purchase Price (less the Purchase Price Escrow Amount) in immediately available funds.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1    Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)   mutual written consent of Seller and Purchaser,

(b)   either Seller or Purchaser (provided that the terminating party is not then in material breach or default of any of its representations, warranties, covenants, agreements or other obligations contained in this Agreement), if the other party is in material breach or default of any of its (i) representations or warranties, or (ii) covenants, agreements or other obligations herein, in either case which breach has not been waived by the terminating party and remains uncured for a period of 30 days after such other party’s receipt of written notice of such breach; provided, however, that if such breach cannot reasonably be cured within 30 days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(b);

(c)   either Seller or Purchaser, if the Closing shall not have occurred on or before February 1, 2007; provided, however, that if the party seeking termination is then in material breach or default of any representation, warranty, covenant, or other agreement contained herein, which material breach or default is a primary cause of the Closing not having occurred, such party may not terminate this Agreement pursuant to this Section 7.1(c);

(d)   either Seller or Purchaser, if a competent Governmental Entity shall have denied a Required Consent that must be issued by it in order to consummate the transactions contemplated hereby or issued a ruling, order or injunction, or taken any other action which, in any such case, permanently restrains, enjoins, prohibits or prevents consummation of the transactions contemplated hereby and such denial, ruling, order, injunction or other action shall have become final and non-appealable; provided, however, that (i) the right to terminate this Agreement under this Section 7.1(d) shall not be available to a terminating party if the terminating party has failed to perform in all material respects its obligations under Sections 5.3 or 5.4 hereof and such failure has been the cause of, materially contributes to or results in, the issuance by the Governmental Entity of such denial, ruling, order, injunction or other action or, in the case of Purchaser, if Purchaser’s lack of the requisite legal, financial or technical qualifications has been the cause of, materially contributes to or results in, the issuance by the Governmental Entity of such denial, ruling, order, injunction or other action; and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used its reasonable commercial efforts to remove such denial, ruling, order, injunction or other action in all material respects in accordance with Section 5.3 or 5.4 hereof;

(e)   by Seller or Purchaser, if Seller determines to enter into a definitive agreement with respect to a Superior Competing Proposal; or

(f)   either Seller or Purchaser, if the Federal Trade Commission or Department of Justice, as the case may be, expresses material reservations regarding the approval of Purchaser in connection with the consummation of the transactions contemplated hereby; provided, however, that such party shall have used its reasonable commercial efforts in all material respects in accordance with Section 5.3 hereof to obtain approval by the Federal Trade Commission or Department of Justice, as the case may be, of such party in connection with the consummation of the transactions contemplated hereby.

Section 7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article IX and Sections 5.2(b), 7.2 and 7.5 hereof; provided, however, that nothing contained in this Section 7.2 shall relieve either party to this Agreement from liability to the other party for any breach of this Agreement. In the event this Agreement is terminated pursuant to Section 7.1, Purchaser will return all documents, work papers and other materials of Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement. In addition, Purchaser will take any and all steps reasonably required to return, if necessary, any Licenses to the name of Seller or and correct the records of any Governmental Entity accordingly.

Section 7.3    Amendment. This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.

Section 7.4    Extension; Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

Section 7.5    Termination Payment. (a) In the event that this Agreement is terminated by Seller pursuant to Section 7.1(b), the parties shall cause the Purchase Price Escrow Agent to release the Purchase Price Escrow Amount to Seller, and the release of the Purchase Price Escrow Amount to Seller shall constitute Seller’s and its Affiliates’ sole remedy in respect to such termination and any alleged breach of this Agreement by Purchaser.

(b)   In the event that this Agreement is terminated (i) by Purchaser and Seller pursuant to Section 7.1(a), (ii) by Purchaser or Seller pursuant to Sections 7.1(c), 7.1(d) or 7.1(f) or (iii) by Purchaser pursuant to Section 7.1(b), the parties shall, promptly following the termination of this Agreement, cause the Purchase Price Escrow Agent to release the Purchase Price Escrow Amount to Purchaser.

(c)   In the event that this Agreement is terminated by Seller or Purchaser pursuant to Section 7.1(e), Seller shall promptly pay to Purchaser a termination fee of $2,000,000 by wire transfer of immediately available funds and the parties shall, promptly following the termination of this Agreement, cause the Purchase Price Escrow Agent to release the Purchase Price Escrow Amount to Purchaser. In the event that such termination fee is not paid in full within five Business Days following the termination date, interest shall accrue on such fee at a rate set forth in The Wall Street Journal, Eastern Edition, as the prime rate charged by leading money center banks. Upon payment in full to Purchaser of the fee required by this Section 7.5(c), and release to Purchaser of the Purchase Price Escrow Amount, such termination fee shall constitute Purchaser’s sole remedy in respect of such termination and any alleged breach of this Agreement by Seller.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1    Survival Period. The representations and warranties of the parties contained in Articles III and IV hereof shall survive the Closing until the 18 month anniversary of the Closing Date, except that Seller’s representations and warranties contained in Sections 3.1, 3.2, 3.7(a), 3.9(a), 3.11, 3.12 and 3.13 and Purchaser’s representations and warranties contained in Sections 4.1 and 4.2 shall survive for 90 days following the expiration of the applicable statue of limitations. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties intend to shorten the statute of limitations (except with respect to the specific representations and warranties enumerated in the first sentence of this Section 8.1) and agree that no claims may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation and warranty. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms.

Section 8.2    Indemnification. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing

(a)   Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, each of their respective directors, officers, equity holders, partners and employees and their heirs, successors and assigns (collectively, the “Purchaser Indemnified Parties”) on a net, after Tax basis, from and against judgments, fines, claims, damages, assessments and any actual, out-of-pocket costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) that are imposed on or suffered by Purchaser Indemnified Parties arising out of (i) any breach of, or inaccuracy in, any representation or warranty made by Seller or Seller Parent set forth in this Agreement or in any certificate of Seller pursuant to Section 6.2(c) hereof, or any representation or warranty made by Seller or Seller Parent in any of the Related Instruments, (ii) the failure to perform any covenant or agreement of Seller set forth in this Agreement or any of the Related Instruments, (iii) the Excluded Assets, (iv) the Excluded Liabilities and (v) Purchaser’s successful enforcement of any of its rights under this Agreement.

(b)   Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, each of their respective directors, officers, equity holders, partners and employees and their heirs, successors and assigns (collectively, the “Seller Indemnified Parties”), on a net, after-Tax basis, from and against any Losses that are imposed on the Seller Indemnified Parties arising out of (i) any breach of, or inaccuracy in, any representation or warranty made by Purchaser set forth in this Agreement or in any certificate of Purchaser pursuant to Section 6.3(c) hereof, or any representation or warranty made by Purchaser in any of the Related Instruments (if any), (ii) the failure to perform any covenant or agreement of Purchaser set forth in this Agreement or any of the Related Instruments, (iii) the Conveyed Assets, (iv) the Assumed Liabilities and (v) Seller’s successful enforcement of any of its rights under this Agreement.

(c)   All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 8.3    Indemnification Procedures. (a) All claims for indemnification by any party entitled to indemnification under this Article VIII (an “Indemnified Party”) based on or arising from a third party claim shall be asserted and resolved as set forth in this Section 8.3. In the event that any claim or demand by a third party for which a party hereto (the “Indemnifying Party”) may be required to indemnify the Indemnified Party hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable, but in no event more than ten days following such Indemnified Party’s receipt of notice of such Claim, notify the Indemnifying Party in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such claim and any relevant facts and circumstances relating thereto (the “Claim Notice”); provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.

(b)   The Indemnifying Party shall have 30 days from delivery of the Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Claim; provided, however, that an election by the Indemnifying Party during such 30-day period not to defend the Indemnified Party against such Claim shall not preclude the Indemnifying Party from electing to consult with respect to the defense of, the Indemnified Party from such Claim at a later time; and provided further, that any election by the Indemnifying Party to defend a Claim shall not be construed to be an admission as to liability for indemnification hereunder.

(c)   In the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings by counsel reasonably satisfactory to the Indemnified Party and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, admit or in any other way materially prejudice a Claim which is indemnifiable hereunder by the Indemnifying Party without the written consent of the Indemnifying Party. The Indemnifying Party may not, without the written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment; provided, however, that the Indemnifying Party may settle or compromise any action if such settlement or compromise provides for an unconditional release of the Indemnified Party and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(d)   If the Indemnifying Party either does not respond to the Claim Notice within the required 30-day period or elects not to defend the Indemnified Party against such Claim, then the Indemnified Party shall defend such Claim by appropriate proceedings and shall control the defense of such Claim. In such case, the Indemnified Party may not without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) settle or compromise such action or consent to the entry of any judgment. The Indemnified Party shall cooperate with the Indemnifying Party, including giving the Indemnifying Party and its counsel reasonable access to the personnel, business records and other documents relating to the defense of such Claim and permitting consultations with the counsel and other advisors of the Indemnified Party.

(e)   Notwithstanding anything to the contrary contained in this Agreement, in the event that any fact, event or circumstance which results in an adjustment to the Purchase Price (including in calculating the Post-Closing Adjustment) would also constitute a breach or inaccuracy of any of Seller’s representations, warranties, covenants or agreements under this Agreement, Seller shall have no obligation to indemnify any Purchaser Indemnified Party with respect to such breach or inaccuracy.

Section 8.4    Limitation of Liability. (a) Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify any Indemnified Party against any Losses with respect to a Claim shall be limited to claims for indemnification with respect to which the Indemnified Party has given to the Indemnifying Party a Claim Notice within the applicable Survival Period as set forth in Section 8.1.

(b)   In no event shall Seller be liable for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate of all Losses which are incurred or suffered by Purchaser Indemnified Parties exceeds $250,000, in which case Purchaser Indemnified Parties shall only be entitled to indemnification for such Losses in excess of such amount; provided, however, that Seller shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) in an aggregate amount in excess of 15% of the Purchase Price; and, provided further, that such limitations shall not apply to claims arising out of fraudulent acts or omissions or intentional misrepresentations.

(c)   Notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall be liable for any Losses to the extent that the Losses suffered by the Indemnified Party result from any improper, willful or tortious act or omission by the Indemnified Party or its Subsidiaries, directors, officers, equity holders, partners, employees and their heirs, successors or assigns or to the extent that the Indemnified Party or its Subsidiaries, directors, officers, equity holders, partners, employees and their heirs, successors or assigns fail to take reasonable and prudent action to mitigate any Losses.

(d)   In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses, (iii) any Tax benefit received by or accruing to the Indemnified Party with respect to such Losses. For purposes of clause (iii) of the preceding sentence, any Tax benefit not usable within one year after such indemnification claim shall be deemed to equal the present value of such Tax benefit determined using a discount rate equal to the mid-term applicable federal rate in effect at such time and assuming the Tax benefit will be used at the earliest date or dates allowable by applicable law.

Section 8.5    Other Matters.

(a)   Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no indemnification pursuant to this Agreement by Seller or Purchaser for any special, incidental, punitive, consequential or similar damages (including damages for lost profits) in any claim or proceeding by Seller or Purchaser against the other arising out of or relating to a breach or alleged breach of any representation, warranty, covenant or agreement under this Agreement by the other; provided, however, that such damages shall be indemnifiable to the extent they constitute Losses that are imposed on or suffered by an Indemnified Party in connection with any claim made by a third party against such Indemnified Party.

(b)   Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter underlying such claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.

(c)   At the Closing, Purchaser shall deliver the Indemnification Escrow Amount to the Escrow Agent in accordance with Section 2.3(b) hereof (the “Indemnification Escrow Fund”), to be managed pursuant to the Indemnification Escrow Agreement. The Indemnification Escrow Fund shall be disbursed as follows, subject to the terms of the Indemnification Escrow Agreement: (i) to Purchaser to pay for Losses any Purchaser Indemnified Party is entitled to be indemnified for pursuant to this Article VIII, and (ii) upon expiration of the 18-month anniversary of the Closing Date, the remaining amount in the Indemnification Escrow Fund plus interest earned thereon shall be disbursed to Seller.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement or the Related Instruments shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows (or to such other address which has been delivered in accordance with this Section 9.1):

(a)	if to Seller, to:

RCN Telecom Services, Inc.
c/o RCN Corporation
196 Van Buren Street
Suite 300
Herndon, Virginia 20170
	Telephone:	(703) 434-8440
	Facsimile:	(703) 434-8461
	Attention:	Benjamin R. Preston, Esq.
Senior Vice President
and General Counsel

with a copy to:

Sidley Austin llp
1501 K Street, N.W.
Washington, D.C. 20005
	Telephone:	(202) 736-8000
	Facsimile:	(202) 736-8711
	Attention:	John K. Hughes, Esq.

(b)	if to Purchaser, to:

Astound Broadband, LLC
401 Kirkland Parkplace, Suite 410
Kirkland, Washington 98033
	Telephone:	425-896-1900
	Facsimile:	425-576-8221
	Attention:	Steven B. Weed, Chief Executive Officer
	Attention:	James A. Penney, Executive Vice President

with copies to:

Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, Washington 98104
	Telephone:	206-587-0700
	Facsimile:	206-587-2308
	Attention:	Timothy M. Woodland, Esq.

Sandler Capital Management
711 Fifth Avenue; 15th Floor
New York, NY 10022
	Telephone:	(212) 754-8135
	Telecopy:	(212) 826-0280
	Attention:	William A. Bianco, Esq.

Section 9.2    Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 9.4    Entire Agreement. This Agreement, the exhibits and schedules hereto, the Seller Disclosure Schedule, the Related Instruments and the Confidentiality Agreement constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.5    Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated and except as specifically provided herein, each party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the Related Instruments. All transfer, documentary, sales, use, valued-added, registration, gain, excise and similar Taxes (“Transfer Taxes”), including any fines, interest or penalties for failure to timely pay such Transfer Taxes, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, including any such Transfer Taxes imposed by any taxing authority of the State of California or any political subdivision thereof (and fines, interests or penalties for failure to timely pay such Transfer Taxes), shall be borne 50% by Seller and 50% by Purchaser. Seller and Purchaser shall cooperate with each other in the preparation, execution and filing of all tax returns regarding any Transfer Tax which becomes payable as a result of the transactions contemplated hereby and, if the Seller and Purchaser agree to request an available exemption from any such Transfer Tax, they shall cooperate with each other in connection with such request.

Section 9.6    Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned court in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.1, such service to become effective ten days after such mailing.

Section 9.7    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATED INSTRUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, with the consent of the other parties not to be unreasonably withheld, delayed or conditioned, either Seller or Purchaser may (in whole but not in part) transfer, assign and delegate its rights, interests and obligations to one or more of such party’s Affiliates, provided that the assigning party remains liable for its obligations hereunder, and provided further, that notwithstanding the foregoing clause, Purchaser may assign (a) its rights to acquire the Network Assets and LLC Interests pursuant to the Asset Drop Down, and (b) its rights and obligations under the Real Property Purchase Agreement, to any of its Affiliates without the consent of Seller; and provided further, Purchaser may collaterally assign its rights hereunder as security for any financing.

Section 9.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10    Interpretation. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.11    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

Section 9.12    Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

Section 9.13    Bulk Sales Laws. Purchaser waives compliance by Seller with any bulk sales or similar Laws applicable to the transactions contemplated hereby.

Section 9.14    Disclosure. Any matter disclosed in any section of the Seller Disclosure Schedule shall be considered disclosed with respect to other section(s) of the Seller Disclosure Schedule if it is readily apparent from the nature and content of the disclosure in one section that the disclosure applies to another section of the Seller Disclosure Schedule.

Section 9.15    Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

Section 9.16    Seller Parent Obligations. Seller Parent agrees that it will cause Seller to duly and punctually perform all of Seller’s obligations under this Agreement and, if Seller fails to perform any obligation to be performed by Seller, to perform the obligation on behalf of Seller. Seller Parent shall be jointly and severally liable with Seller for any failure, breach of delay in the performance by Seller of Seller’s obligations hereunder. Purchaser need not exhaust its remedies against Seller before proceeding against Seller Parent. No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind or nature (other than the performance by Seller or Seller Parent of its obligation hereunder) shall be available hereunder to Seller Parent against Purchaser.

Section 9.17    Specific Performance. Seller recognizes the System cannot be readily obtained in the open market and that Purchaser will be irreparably injured if this Agreement may not be specifically enforced. Therefore, Purchaser shall be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller and its Affiliates shall waive the defense that there is an adequate remedy at law or equity and hereby agrees that Purchaser shall have the right to obtain specific performance of the terms of this Agreement.

Section 9.18    Attorneys’ Fees. In the event of any dispute regarding the interpretation or enforcement of this Agreement, the substantially prevailing party in such dispute shall be entitled to recover its reasonable attorneys’ fees and costs in addition to any other relief to which such party may be entitled.

[Remainder of Page Blank; Signature Page Follows.]

IN WITNESS WHERE OF, the parties hereto have executed this Agreement as of the date first written above.

RCN TELECOM SERVICES INC.

By:	/s/ Michael T. Sicoli
Name: Michael T. Sicoli
Title: EVP & Chief Financial Officer

RCN CORPORATION

By:	/s/ Michael T. Sicoli
Name: Michael T. Sicoli
Title: EVP & Chief Financial Officer

ASTOUND BROADBAND, LLC

By:	Steven B. Weed
Name: Steven B. Weed
Title: Chief Executive Officer